EXHIBIT 2.1


================================================================================


                        AGREEMENT AND PLAN OF MERGER

                                   between

                               METROCALL, INC.

                                     and

                                 PRONET INC.





                               August 8, 1997


================================================================================

                               TABLE OF CONTENTS

                                                                                                                      Page
                                                                                                                      ----
ARTICLE I

THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . 2
      Section 1.1  The Merger   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . 2
      Section 1.2  Effective Time   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . 2
      Section 1.3  Certificate of Incorporation and By-Laws   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . 2
      Section 1.4  Directors and Officers of Surviving Corporation.   . . . . . . . . . . . . . . . . . . . . . . . .  . 2

ARTICLE II

CONVERSION OF SHARES; EXCHANGE PROCEDURES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . 3
      Section 2.1  Conversion of Shares.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . 3
      Section 2.2  Conversion Ratio   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . 3
      Section 2.3  Exchange of Certificates   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . 4
      Section 2.4  PN Option Plans.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . 6
      Section 2.5  PN Subordinated Notes.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . 6
      Section 2.6  Termination of Rights Plan   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . 6

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PN  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . 7
      Section 3.1  Organization   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . 7
      Section 3.2  Capitalization   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  . 8
      Section 3.3  Authorization; Validity of Agreement; PN Action  . . . . . . . . . . . . . . . . . . . . . . . . .  . 9
      Section 3.4  Consents and Approvals; No Violations; Licenses  . . . . . . . . . . . . . . . . . . . . . . . . .  . 9
      Section 3.5  SEC Reports and Financial Statements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
      Section 3.6  No Undisclosed Liabilities   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
      Section 3.7  Absence of Certain Changes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
      Section 3.8  Employee Benefit Plans; ERISA; Labor.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
      Section 3.9  Litigation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
      Section 3.10  No Default; Compliance with Applicable Laws   . . . . . . . . . . . . . . . . . . . . . . . . . .   14
      Section 3.11  Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
      Section 3.12  Environmental Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
      Section 3.13  Insurance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
      Section 3.14  Proxy Statement; Registration Statement; Other Information.   . . . . . . . . . . . . . . . . . .   16
      Section 3.15  Transactions with Affiliates.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
      Section 3.16  Share Ownership   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
      Section 3.17  Brokers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17

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
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                                                                                                                      ----
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF MC  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
      Section 4.1  Organization   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
      Section 4.2  Capitalization   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
      Section 4.3  Authorization; Validity of Agreement; MC Action  . . . . . . . . . . . . . . . . . . . . . . . . .   19
      Section 4.4  Consents and Approvals; No Violations; Licenses  . . . . . . . . . . . . . . . . . . . . . . . . .   20
      Section 4.5  SEC Reports and Financial Statements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
      Section 4.6  No Undisclosed Liabilities   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
      Section 4.7  Absence of Certain Changes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
      Section 4.8  Employee Benefit Plans; ERISA; Labor.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
      Section 4.9  Litigation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
      Section 4.10  No Default; Compliance with Applicable Laws   . . . . . . . . . . . . . . . . . . . . . . . . . .   23
      Section 4.11  Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
      Section 4.12  Environmental Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
      Section 4.13  Insurance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
      Section 4.14  Proxy Statement; Registration Statement; Other Information.   . . . . . . . . . . . . . . . . . .   24
      Section 4.15  Transactions with Affiliates.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
      Section 4.16  Share Ownership   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
      Section 4.17  Brokers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25

ARTICLE V

COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
      Section 5.1  Interim Operations of PN and MC  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
      Section 5.2  Stockholder Approval; Meetings; Etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
      Section 5.3  Proxy Statement, Registration Statement, Etc   . . . . . . . . . . . . . . . . . . . . . . . . . .   29
      Section 5.4  Compliance with the Securities Act   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
      Section 5.5  Nasdaq Listing   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
      Section 5.6  Approvals and Consents; Cooperation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
      Section 5.7  Access to Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
      Section 5.8  [Reserved.]  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
      Section 5.9  No Solicitation by PN  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
      Section 5.10  Brokers or Finders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
      Section 5.11  Publicity   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
      Section 5.12  Notification of Certain Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
      Section 5.13  Directors' and Officers' Insurance and Indemnification  . . . . . . . . . . . . . . . . . . . . .   34
      Section 5.14  Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
      Section 5.15  Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36

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
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                                                                                                                      ----
ARTICLE VI

CONDITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
      Section 6.1  Conditions to Each Party's Obligation To Effect the Merger   . . . . . . . . . . . . . . . . . . .   36
      Section 6.2  Conditions to Obligations of PN to Effect the Merger   . . . . . . . . . . . . . . . . . . . . . .   37
      Section 6.3  Conditions to Obligations of MC to Effect the Merger   . . . . . . . . . . . . . . . . . . . . . .   38

ARTICLE VII

TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
      Section 7.1  Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
      Section 7.2  Termination Fee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
      Section 7.3  Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41

ARTICLE VIII

MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
      Section 8.1  Amendment.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
      Section 8.2  Nonsurvival of Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . .   42
      Section 8.3  Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
      Section 8.4  Headings   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43
      Section 8.5  Interpretation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43
      Section 8.6  Counterparts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43
      Section 8.7  Entire Agreement; Third Party Beneficiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . .   43
      Section 8.8  Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43
      Section 8.9  Assignment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   44
      Section 8.10  Further Assurances.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   44


ANNEXES

      Annex A
      Directors of the Surviving Corporation

      Annex B
      Conversion Ratio Adjustments

SCHEDULES

PN DISCLOSURE LETTER:

Schedule 3.1          --      Subsidiaries of PN
Schedule 3.2(a)       --      PN Capitalization
Schedule 3.2(b)       --      Liens
Schedule 3.4(a)       --      PN Consents and Approvals
Schedule 3.4(c)       --      PN FCC Authorizations
Schedule 3.5(a)       --      SEC Reports
Schedule 3.5(b)       --      June 30 Financial Statements
Schedule 3.6          --      Undisclosed Liabilities
Schedule 3.7          --      Certain Changes
Schedule 3.8          --      Employee Benefit Plans
Schedule 3.9          --      Litigation
Schedule 3.11         --      Taxes
Schedule 3.15         --      Transactions with Affiliates
Schedule 5.1(a)       --      Permitted Activities by PN


MC DISCLOSURE LETTER:

Schedule 4.1          --      Subsidiaries of MC
Schedule 4.2(a)       --      MC Capitalization
Schedule 4.2(b)       --      Liens
Schedule 4.4          --      MC Consents and Approvals
Schedule 4.6          --      Undisclosed Liabilities
Schedule 4.7          --      Certain Changes
Schedule 4.8          --      Employee Benefit Plans
Schedule 4.9          --      Litigation
Schedule 4.11         --      Taxes
Schedule 4.15         --      Transactions with Affiliates
Schedule 4.16         --      Share Ownership
Schedule 4.17         --      MC Financial Advisors
Schedule 5.1(b)       --      Permitted Activities by MC

                             INDEX OF DEFINED TERMS

                                                                                                             Page
                                                                                                             ----
Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
Amendment Proposal  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
Annualized Cash Flow  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . B-2
CERCLA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
Change of Control . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
Claim . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
Closing Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
Code  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
Communications Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
Confidentiality Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
Conversion Ratio  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
D&O Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
Deferred Settlement Costs . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . B-3
DGCL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1,2
Effective Time  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
Environmental Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
Exchange Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
Exchange Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
FCC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
Final Regulatory Order  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
GAAP  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
Governmental Entity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
HSR Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
Indemnified Party . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
Indenture . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
IRS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
Material Adverse Effect . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
Materials of Environmental Concern  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
MC  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
MC Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
MC ERISA Affiliate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
MC Fairness Opinion . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
MC Financial Advisor  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
MC Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
MC Licenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
MC Material Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
MC Option Plan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
MC Options  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

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
MC Replacement Options  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
MC SEC Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
MC Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
MC Voting Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Measurement Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . B-2
Meeting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Merger Consideration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
Merger Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
Merger Proposal . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
New Pager Inventory Requirement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . B-3
Notes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
Plaintiff Class . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
Plaintiffs' Settlement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
Plaintiffs' Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
PN  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1,10
PN Acquisition Proposal . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
PN Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
PN Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
PN Employee Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
PN ERISA Affiliate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
PN Fairness Opinion . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
PN Financial Advisor  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
PN Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
PN Licenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
PN Material Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
PN Option . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
PN Option Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
PN Option Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
PN Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Proxy Statement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
Registration Statement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
Regulatory Filings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
Regulatory Order  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
Relevant Net Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . B-3
Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Rights Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
Scheduled Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
SEC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
Securities Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
Series A Preferred  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
Series B Preferred  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
State Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

Subsidiary  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
Surviving Corporation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
Target Cash Flow  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . B-2
Target Net Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . B-3
Tax Return  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
Voting Debt . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8

                          AGREEMENT AND PLAN OF MERGER


                 AGREEMENT AND PLAN OF MERGER, dated as of August 8, 1997 (this "Agreement"), between METROCALL, INC., a Delaware corporation ("MC"), and PRONET INC., a Delaware corporation ("PN").

                 WHEREAS, the Boards of Directors of MC and PN have determined that it is in the best interests of their respective stockholders to consummate a strategic combination of their respective businesses upon the terms and subject to the conditions set forth herein;

                 WHEREAS, it is intended that the strategic business combination be accomplished by a merger of PN with and into MC (the "Merger") pursuant to which each issued and outstanding share of common stock of PN, $.01 par value (the "PN Shares"), will be converted into shares of common stock of MC, $.01 par value ("MC Shares");

                 WHEREAS, in furtherance of the strategic business combination, and as a condition to MC entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, MC and PN have entered into an Option Agreement (the "PN Option Agreement") pursuant to which PN has agreed, on the terms and subject to the conditions thereof, to grant MC an option to purchase certain PN Shares;

                 WHEREAS, as a condition to PN's entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, certain stockholders of MC have entered into a voting agreement (the "MC Voting Agreement") agreeing to vote for the Merger and related transactions;

                 WHEREAS, the Board of Directors of PN has (i) adopted this Agreement, resolved to submit this Agreement for approval by the stockholders of PN pursuant to Section 251 of the Delaware General Corporation Law (the "DGCL"), and resolved to recommend that all stockholders of PN approve and adopt this Agreement and the Merger, (ii) duly approved the business combination contemplated by this Agreement and the PN Option Agreement so as to render inapplicable thereto the provisions of Section 203 of the DGCL; and
(iii) resolved to amend the Rights Agreement, dated as of April 5, 1995, between PN and Chemical Shareholder Services Group, Inc., as Rights Agent (the "PN Rights Plan"), to provide that the PN Rights Plan and the preferred share purchase rights ("Rights") issued thereunder shall terminate and be of no further force or effect upon the consummation of the Merger;

                 WHEREAS, the Board of Directors of MC has (i) adopted this Agreement, resolved to submit this Agreement for approval by the stockholders of MC pursuant to Section 251 of the DGCL, and resolved to recommend that all stockholders of MC approve and adopt this Agreement and the Merger, and (ii) duly approved the business combination contemplated by this Agreement, the PN Option Agreement and the MC Voting Agreement so as to render inapplicable thereto the provisions of Section 203 of the DGCL; and

                 WHEREAS, for United States federal income tax purposes, it is intended that the Merger provided for herein shall qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code"), and this Agreement is intended to be and is adopted as a plan of reorganization within the meaning of Section 368 of the Code;

                 NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:


                                   ARTICLE I

                                   THE MERGER


                 Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in Article VI hereof, and in accordance with the DGCL, PN shall be merged with and into MC. The closing (the "Closing") of the Merger shall take place as promptly as practicable but in no event later than the date that is two business days after satisfaction or waiver of the conditions set forth in Article VI (other than those relating to documents to be delivered at the Closing); provided, that in no event will the Closing occur before November 16, 1997. The date on which the Closing occurs is hereinafter referred to as the "Closing Date." The Closing will be held at 10:00 a.m., local time, on the Closing Date at the offices of Wilmer, Cutler & Pickering, 2445 M Street, N.W., Washington, D.C. 20037. Following the Merger, the separate corporate existence of PN will cease, and MC shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all of the rights and obligations of PN.

                 Section 1.2 Effective Time. Upon the Closing, the parties hereto shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger or other appropriate documents (in any such case, the "Merger Documents") in such form as is required by, and executed in accordance with, this Agreement and the relevant provisions of the DGCL (the date and time of such filing being referred to herein as the "Effective Time"). The Merger shall have the effects set forth in Section 251 of the DGCL.

                 Section 1.3 Certificate of Incorporation and By-Laws. The Certificate of Incorporation and By-Laws of MC, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and By-Laws of the Surviving Corporation.

                 Section 1.4  Directors and Officers of Surviving Corporation.
(a) Upon the Effective Time, the directors of the Surviving Corporation, and their classification, shall be as set forth in Annex A.

                          (b)     PN agrees to request that the Board of
Directors of PN, at a meeting duly called and held, unanimously approve the election of directors designated pursuant to this Section 1.4 and PN agrees to use its best efforts to cause the election of such designees to be approved by the affirmative vote of at least 66 2/3 % of the members of the Board of Directors of PN who were directors on the date that was two years prior to the date of this Agreement (or whose election or nomination for election was previously so approved) and to supply MC with a certificate of vote attesting to the foregoing. Failure of such designees to be so approved shall be deemed to constitute a failure by PN to perform and comply with an obligation hereunder sufficient to permit MC to terminate this Agreement pursuant to
Section 7.1 (d)(iii).

                          (c)     The officers of MC shall be the officers of
the Surviving Corporation and shall hold their offices from the Effective Time for such term as is provided in the MC By-Laws.


                                   ARTICLE II

                   CONVERSION OF SHARES; EXCHANGE PROCEDURES

                 Section 2.1 Conversion of Shares. (a) Each PN Share that is issued and outstanding immediately prior to the Effective Time (other than Shares held by MC or any Subsidiary (as defined in Section 3.1) of MC) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive (i) such number of duly authorized, validly issued, fully paid and nonassessable MC Shares equal to the Conversion Ratio (as defined in Section 2.2) plus (ii) cash, if any, for fractional MC Shares pursuant to Section 2.3(f) (collectively, the "Merger Consideration").

                          (b)     Each PN Share (i) held in the treasury of PN
or by any Subsidiary of PN and (ii) held by MC or any Subsidiary of MC immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and retired and cease to exist, and no Merger Consideration shall be issued in respect thereof.

                          (c)     Any rights to receive a PN Share which is
required to be issued, and has not been issued prior to the Effective Time, pursuant to Section 2.b of the Memorandum of Understanding dated May 14, 1997 ("Plaintiffs' Settlement"), between certain classes of Plaintiffs ("Plaintiff Class") and certain defendants in the litigation in In re ProNet Inc. 1934 Act Securities Litigation, Master File No. 3-96CV2116-P (N.D.Tex.); In re ProNet Inc. 1933 Act Securities Litigation, Master File No. 3-96CV1795-P (N.D. Tex.); and Geatano Rainone, et al. v. ProNet Inc., et al., No. 96-06509 (D.Ct., 14th Dist., Tex.) (collectively, the "Plaintiffs' Litigation") shall be converted at the Effective Time into the right to receive the same Merger Consideration as an outstanding PN Share is entitled to receive under Section 2.1(a). MC agrees to cause the Surviving Corporation to perform PN's obligations to the Plaintiff Class pursuant to Section 2.d of the Plaintiffs' Settlement.

                 Section 2.2 Conversion Ratio. "Conversion Ratio" shall mean .90 as adjusted pursuant to the adjustment provisions set forth in Annex B hereto. In the event that, between the date of this Agreement and the Effective Time, the number of issued and outstanding PN Shares or MC Shares shall have been changed into a different number of shares or a different class of shares as a result of a stock split, reverse stock split, stock dividend, spinoff, extraordinary dividend, recapitalization, reclassification or other similar transaction with a record date within such period, the Conversion Ratio shall be appropriately adjusted.

                 Section 2.3 Exchange of Certificates. (a) Prior to the Effective Time, PN and MC shall appoint ChaseMellon Shareholder Services, L.L.C. (or any other commercial bank or trust company which shall be reasonably acceptable to PN and MC) to act as exchange agent (the "Exchange Agent") to effect the exchange of certificates representing the PN Shares as set forth in
Section 2.1 (collectively, the "PN Certificates") for the Merger Consideration. The Surviving Corporation shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of PN Shares for exchange in accordance with this Article II, certificates representing MC Shares issuable pursuant to Section 2.1 and funds in amounts necessary to make any cash payments pursuant to Section 2.3(f).

                 Additionally, subject to the provisions of this Section 2.3(a), MC shall, if and when a payment date has occurred with respect to a dividend or distribution that has been declared subsequent to the Effective Time, deposit with the Exchange Agent an amount in cash (or property of like kind to that which is the subject of such dividend or distribution) equal to the dividend or distribution per MC Share times the number of MC Shares evidenced by certificates issued in respect of PN Shares pursuant to Section
2.1 that have not theretofore been surrendered for exchange as provided herein.

                          (b)     Promptly after the Effective Time, the
Surviving Corporation shall cause the Exchange Agent to mail to each person who was, at the Effective Time, a holder of record of a PN Certificate (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to an PN Certificate shall pass, upon (and only upon) proper delivery to the Exchange Agent, and which shall be in such form and have such other provisions as the Surviving Corporation may reasonably specify, and (ii) instructions for use in effecting the surrender of such PN Certificate in exchange for a certificate representing MC Shares to which such holder is entitled to pursuant to this Article II. Upon surrender of a PN Certificate, together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such PN Certificate shall be entitled to receive in exchange therefor, as soon as practicable after the Effective Time, (i) a certificate representing that number of MC Shares to which such holder of PN Shares shall have become entitled pursuant to the provisions of this Article II, and (ii) if applicable, a check representing the amount of cash to which such holder of PN Shares shall have become entitled pursuant to the provisions of
Section 2.3(f), and the PN Certificate so surrendered shall forthwith be canceled. All payments in respect of PN Shares which are made in accordance with the terms hereof shall be deemed to have been made in full satisfaction of all rights pertaining to such PN Shares.

                          (c)     No dividends or other distributions declared
with respect to MC Shares and payable to the holders of record thereof after the Effective Time shall be paid to the holder of any unsurrendered PN Certificate until the holder thereof shall surrender such PN Certificate in accordance with Section 2.3(b). Subject to the effect, if any, of applicable law, after the surrender and exchange of a PN Certificate, there shall be paid to the holder of the certificates evidencing MC Shares issued in exchange therefor, without interest, (i) promptly following the surrender of such certificate and in addition to the amount of any cash payable with respect to a fractional PN Share to which such holder is entitled pursuant to Section 2.3(f), the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such MC Shares and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender payable with respect to such MC Shares.

                          (d)     If any portion of the Merger Consideration
(whether a certificate representing MC Shares or a check representing cash payment pursuant to Section 2.3(f)) is to be issued or paid in a name other than that in which the PN Certificate surrendered in exchange therefor is registered, it shall be a condition to the issuance thereof that the PN Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing MC Shares or a check representing the cash payment pursuant to Section 2.3(f) in any name other than that of the registered holder of the PN Certificate surrendered, or required for any other reason, or shall establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not payable.

                          (e)     On and after the Effective Time, the stock
transfer books of PN shall be closed and there shall be no further registration of transfers of the PN Shares which were outstanding immediately prior to the Effective Time; the PN Certificates representing PN Shares shall cease to have any rights with respect to such PN Shares except as otherwise provided for herein or by applicable law; and the MC Shares into which PN Shares have been converted pursuant to Section 2.1 hereof shall be deemed outstanding (subject to Section 2.3(c)) notwithstanding the failure of the holders thereof to surrender and exchange PN Certificates as specified herein.

                          (f)     No certificates or scrip representing
fractional MC Shares shall be issued upon the surrender or exchange of PN Certificates, and, except pursuant to this Section 2.3(f), no dividend, distribution or other payment with respect to MC Shares shall be payable on or with respect to any fractional MC Share and such fractional MC Share shall not entitle the owner thereof to vote or to any other rights of a stockholder or creditor of PN. In lieu of any such fractional MC Share, the Surviving Corporation shall pay to each stockholder of PN who otherwise would be entitled to receive a fractional MC Share an amount in cash determined by multiplying (i) the closing price of an MC Share on the Nasdaq Stock Market on the trading day prior to the Closing by (ii) the fractional MC Share interest to which such holder would otherwise be entitled.

                          (g)     At any time following the first anniversary
of the Effective Time, the Surviving Corporation may terminate its agreement with the Exchange Agent, and thereafter holders of PN Certificates shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the consideration payable upon due surrender of their PN Certificates pursuant to the provisions of this Article II. Notwithstanding the foregoing, neither the Surviving Corporation nor the Exchange Agent shall be liable to any holder of a PN Certificate for consideration delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

                 Section 2.4 PN Option Plans. (a) Each outstanding option to purchase PN Shares (each, a "PN Option") granted pursuant to PN's 1987 Stock Option Plan, 1995 Long-Term Incentive Plan and Non-Employee Director Stock Option Plan (collectively, the "PN Option Plans"), and which has not vested prior to the Effective Time, shall become fully exercisable and vested as of the Effective Time.

                          (b)     Effective as of the Effective Time, each PN
Option then outstanding and not exercised shall be converted into an option to purchase a number of MC Shares equal to the number of PN Shares subject to such PN Option immediately prior to the Effective Time multiplied by the Conversion Ratio with an exercise price equal to the exercise price for such PN Option immediately prior to the Effective Time divided by the Conversion Ratio. PN will use its reasonable best efforts to cause each holder of PN Options to agree to convert his or her PN Options into options ("MC Replacement Options") issued under MC's 1996 Stock Option Plan (the "MC Option Plan"). Notwithstanding any other provision of the PN Option Plans or the MC Option Plan, all PN Options held by any PN director whose status as a director ends upon the Effective Time, by employees whose employment is involuntarily terminated without cause within six months after the Closing Date, or by other employees as agreed by MC, will be exercisable until the earlier of (i) the fourth anniversary of the Closing Date and (ii) the date on which such PN Options would otherwise have expired if such person had remained a director or employee of PN.

                          (c)     Notwithstanding the foregoing provisions, in
the case of any option to which Code Section 421 applies, the option price, the number of shares subject to such option, and the terms and conditions of exercise of such option shall be determined in order to comply with Code
Section 424(a). As soon as practicable after the Effective Time, the Surviving Corporation shall deliver to the holders of MC Replacement Options appropriate notices setting forth such holders' rights pursuant to MC Replacement Options.

                 Section 2.5 PN Subordinated Notes. After the Effective Time, MC will comply with applicable terms of the Indenture (the "Indenture") dated as of June 15, 1995 between PN and First Interstate Bank of Texas, N.A. for PN's 11 7/8% Senior Subordinated Notes due 2005 (the "Notes"), including causing the obligations under the Notes and the Indenture to be assumed by the Surviving Corporation in accordance with the Indenture.

                 Section 2.6 Termination of Rights Plan. The Board of Directors of PN has adopted a resolution approving an amendment to the Rights Plan to provide that the Rights Plan shall terminate and the Rights shall be canceled upon the consummation of the Merger. PN shall not redeem the Rights prior to the Effective Time unless required to do so by a court of competent jurisdiction; provided that nothing herein shall prohibit PN from taking any action with respect to the Rights Plan after the Board of Directors of PN has made a determination in accordance with Section 5.9(f).


                                  ARTICLE III

                      REPRESENTATIONS AND WARRANTIES OF PN

                 PN represents and warrants to MC as follows (in each case as qualified by matters reflected on the disclosure letter dated as of the date of this Agreement and delivered by PN to MC on or prior to the date of this Agreement (the "PN Disclosure Letter") which is made a part hereof by reference, each such matter qualifying each representation and warranty, as applicable, notwithstanding any specific Section or Schedule reference or lack thereof).

                 Section 3.1  Organization.  (a) Except as set forth on
Schedule 3.1 to the PN Disclosure Letter, each of PN and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority, and governmental approvals would not have a Material Adverse Effect on PN and its Subsidiaries taken as a whole. As used in this Agreement, the word "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization, is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries. As used in this Agreement, any reference to "Material Adverse Effect" on or with respect to any entity (or group of entities taken as a whole) means any event, change or effect that is or would likely be materially adverse to the consolidated financial condition, businesses, results of operations or cash flows of such entity (or, if used with respect thereto, of such group of entities taken as a whole). Each of PN and its Subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on PN and its Subsidiaries, taken as a whole, or prevent PN from consummating any of the transactions contemplated hereby.

                          (b)     PN has heretofore made available to MC a
complete and correct copy of the Certificate of Incorporation and By-Laws or other organizational documents of PN and the organizational documents of each of its Subsidiaries, as currently in effect. Each such document is in full force and effect and no other organizational documents are applicable to or binding upon PN or any Subsidiary.

                          (c)     Schedule 3.1 to the PN Disclosure Letter
identifies all the Subsidiaries of PN.

                 Section 3.2 Capitalization. (a) The authorized capital stock of PN consists of 20,000,000 shares of common stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value $1.00 per share.
Schedule 3.2 to the PN Disclosure Letter sets forth as of the date hereof (i) the number of issued and outstanding PN Shares; (ii) the number of PN Shares that would be issuable by PN upon the exercise of all unexpired PN Options granted pursuant to PN Option Plans, including the name of each holder of PN Options, the number of PN Options held by such holder, and the date of grant, date of vesting, and exercise price for all such PN Options; and (iii) all other PN Shares issuable to any person pursuant to any existing options, warrants, calls, preemptive (or similar) rights, subscriptions or other rights, agreements, arrangements or commitments of any character, except pursuant to the Rights (collectively, the "Scheduled Shares"). As of the date hereof, no shares of preferred stock are issued and outstanding or held in the treasury of PN, and 406,450 PN Shares are held in the treasury of PN. PN has taken all necessary corporate and other action to authorize and reserve and to permit it to issue PN Shares which may be issued pursuant to PN Options or the transactions contemplated hereby. All the outstanding shares of PN's capital stock are, and all shares which may be issued pursuant to the exercise of PN Options, when issued in accordance with the respective terms thereof will be, duly authorized, validly issued, fully paid and non-assessable and free of any preemptive (or similar) rights. Schedule 3.2(a) describes all agreements currently in effect pursuant to which any person or entity has the right to cause PN to register any PN Shares under the Securities Act of 1933, as amended (the "Securities Act"). There are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) ("Voting Debt") of PN or any of its Subsidiaries issued and outstanding. Except as set forth in Schedule 3.2(a) to the PN Disclosure Letter and for the Rights, as of the date hereof, (i) there are no shares of capital stock of PN authorized, issued or outstanding, (ii) there are no existing options, warrants, calls, preemptive (or similar) rights, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of PN or any of its Subsidiaries, obligating PN or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting

Debt of, or other equity interest in, PN or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interest or obligations of PN or any of its Subsidiaries, and (iii) there are no outstanding contractual obligations of PN or any of its Subsidiaries to repurchase, redeem or otherwise acquire any PN Shares, or capital stock of PN or any Subsidiary or affiliate of PN.

                          (b)     Except as set forth on Schedule 3.2(b) to the
PN Disclosure Letter, all of the outstanding shares of capital stock of each of PN's Subsidiaries are beneficially owned by PN, directly or indirectly, free and clear of all security interests, liens, claims, pledges, agreements, limitations on voting rights, charges or other encumbrances of any nature whatsoever.

                          (c)     There are no voting trusts or other
agreements or understandings to which PN or any of its Subsidiaries is a party with respect to the voting of the capital stock of PN or any of its Subsidiaries. Other than as contemplated herein, none of PN or its Subsidiaries is required to redeem, repurchase or otherwise acquire shares of capital stock of PN, or any of its Subsidiaries, respectively, as a result of the transactions contemplated by this Agreement.

                          (d)     At the time of issuance, the PN Shares issued
pursuant to the PN Option Agreement will be duly authorized and validly issued, and, upon payment of the exercise price as set forth in the PN Option Agreement, such PN Shares will be fully paid and nonassessable and not subject to preemptive (or similar) rights.

                 Section 3.3  Authorization; Validity of Agreement; PN Action.
(a) PN has full corporate power and authority to execute and deliver this Agreement and the PN Option Agreement and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by PN of this Agreement and the PN Option Agreement, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by the Board of Directors of PN, and no other corporate action on the part of PN is necessary to authorize the execution and delivery by PN of this Agreement and the PN Option Agreement and the consummation by it of the transactions contemplated hereby and thereby (other than the approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding PN Shares). This Agreement and the PN Option Agreement have been duly executed and delivered by PN and (assuming due and valid authorization, execution and delivery hereof and thereof by the other parties hereto and thereto) are valid and binding obligations of PN enforceable against PN in accordance with their terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

                          (b)     The Board of Directors of PN has approved the
transactions contemplated by this Agreement, the MC Voting Agreement and the PN Option Agreement so as to render inapplicable thereto the provisions of Section 203 of the DGCL.

                          (c)     PN has received the written opinion of
Salomon Brothers Inc (the "PN Financial Advisor"), dated on or before the date of this Agreement, to the effect that, as of such date, the consideration to be received by holders of PN Shares pursuant to the Merger is fair to such holders from a financial point of view (the "PN Fairness Opinion"). PN has delivered to MC a copy of the PN Fairness Opinion for informational purposes only.

                 Section 3.4  Consents and Approvals; No Violations; Licenses.
(a) Neither the execution, delivery or performance of this Agreement, the MC Voting Agreement or the PN Option Agreement by PN, nor the consummation by PN of the transactions contemplated hereby or thereby, nor compliance by PN with any of the provisions hereof or thereof will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or By-Laws or other organizational documents of PN or of any of its Subsidiaries, (ii) require on the part of PN any filing with, or permit, authorization, consent or approval of, any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency (a "Governmental Entity") except for (A) filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Federal Communication Commission (the "FCC"), the Communications Act of 1934, as amended (the "Communications Act"), state public utility or public service laws, the Securities Act, the DGCL, state or foreign laws relating to takeovers, state securities or blue sky laws, and the laws of other states in which PN is qualified to do or is doing business, or (B) where the failure to obtain such permits, authorizations, consents or approvals or to make such filings, individually or in the aggregate, would not have a Material Adverse Effect on PN and its Subsidiaries, taken as a whole, or prevent PN from consummating the transactions contemplated hereby or thereby, (iii) except as disclosed on Schedule 3.4(a) to the PN Disclosure Letter, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which PN or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound and which has been included or is required to be included as an exhibit to PN's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (the "PN Material Agreements") or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to PN, any of its Subsidiaries or any of their properties or assets, excluding from the foregoing clauses (iii) and (iv) such violations, breaches or defaults which would not, individually or in the aggregate, have a Material Adverse Effect on PN and its Subsidiaries, taken as a whole, or prevent PN from consummating the transactions contemplated hereby.

                          (b)     PN or one of its Subsidiaries holds all
licenses, permits, certificates, franchises, ordinances, registrations, or other rights, applications and authorizations filed with, granted or issued by, or entered by any Governmental Entity, including without limitation, the FCC, or any state or local regulatory authorities or any state or local public service commission or public utility commission asserting jurisdiction over the radio facilities used in PN's business (each, a "State Authority"), that are required for the conduct of its businesses as now being conducted, except for those the absence of which would not, individually or in the aggregate, have a Material Adverse Effect on PN and its Subsidiaries taken as a whole (collectively, "PN Licenses"). The PN Licenses are valid and in full force and effect, and the terms of said PN Licenses are not subject to any restrictions or conditions that materially limit or would materially limit the operations of the business of PN or any of its Subsidiaries as presently conducted, other than restrictions or conditions generally applicable to licenses of that type. The PN Licenses granted, issued or entered by the FCC are subject to the Communications Act. There are no proceedings pending or, to the best knowledge of PN, complaints or petitions by others, or threatened proceedings, before the FCC or any other Governmental Entity relating to the business or operations of PN or any of its Subsidiaries or the PN Licenses, and there are no facts or conditions that reasonably could be expected to constitute grounds for the FCC to revoke, terminate, suspend, deny, annul, or impose conditions on any renewal of any PN Licenses, in either case that would, individually or in the aggregate, have a Material Adverse Effect on PN and its Subsidiaries, taken as a whole, or prevent PN from consummating the transactions contemplated hereby or to impose any fines, forfeitures or other penalties on PN or its Subsidiaries that would, individually or in the aggregate, have a Material Adverse Effect on PN and its Subsidiaries, taken as a whole.

                          (c)     Schedule 3.4(c) to the PN Disclosure Letter
contains a true and complete list of each FCC permit and FCC license issued in the name of PN, or any of its Subsidiaries, as of August 1, 1997. Schedule 3.4(c) also contains a true and complete list of all licenses, certificates, consents, permits, approvals and authorizations pending before or issued by any State Authority.

                 Section 3.5 SEC Reports and Financial Statements. Except as disclosed in Schedule 3.5(a) of the PN Disclosure Letter, since July 1, 1995, PN and its Subsidiaries have filed with the Securities and Exchange Commission ("SEC") all forms, reports, schedules, statements, and other documents required to be filed by them with the SEC (as such documents have been amended since the time of their filing, collectively, the "PN SEC Documents"), have included as exhibits all material contracts, and have filed all other exhibits required to be filed with the PN SEC Documents other than any exhibits (excluding material contracts) that the failure to file would not, individually or in the aggregate, have a Material Adverse Effect on PN and its Subsidiaries, taken as a whole. As of their respective dates or, if amended, as of the date of the last such amendment, the PN SEC Documents, including, without limitation, any financial statements or schedules included therein, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of PN's Subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to Section 12 or 15 of the Exchange Act. The consolidated financial statements of PN for the fiscal year ended December 31, 1996 (including the related notes thereto) included in PN's Annual Report on Form 10-K and the consolidated financial statements of PN for the six months ended June 30, 1997, copies of which have been provided to MC (together, the "PN Financial Statements"), have been prepared from, and are in accordance with, the books and records of PN and its consolidated Subsidiaries, comply in all material respects with applicable accounting requirements and comply (or as to the PN Financial Statements for the six months ended June 30, 1997, will comply) with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and present fairly the consolidated financial position and the consolidated results of operations and cash flows of PN and its consolidated Subsidiaries as at the dates thereof or for the periods presented therein. The financial statements that will be reported in PN's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997 will include the financial statements for the six months ended June 30, 1997 included as Schedule 3.5(b) to the PN Disclosure Letter.

                 Section 3.6 No Undisclosed Liabilities. Except (i) as disclosed in the PN SEC Documents, (ii) as set forth in Schedule 3.6 to the PN Disclosure Letter, and (iii) for liabilities incurred in the ordinary course of business and consistent with past practice, and liabilities incurred in connection with the consummation of the transactions contemplated hereby (none of which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on PN and its Subsidiaries, taken as a whole), since December 31, 1996, neither PN nor any of its Subsidiaries has incurred any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which would be required by GAAP to be reflected on a consolidated balance sheet of PN and its Subsidiaries (including the notes thereto), and, which individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on PN and its Subsidiaries, taken as a whole.

                 Section 3.7 Absence of Certain Changes. Except as contemplated by this Agreement or as disclosed in the PN SEC Documents or in
Schedule 3.7 hereto, since December 31, 1996, (i) PN and its Subsidiaries have conducted their respective businesses only in the ordinary course of business and consistent with past practice, (ii) there has not been any change in the business, properties, assets, liabilities, financial condition, cash flows, operations, licenses, franchises or results of operations of PN or its Subsidiaries which has had a Material Adverse Effect on PN and its Subsidiaries, taken as a whole, and (iii) there has not been any action taken by PN or its Subsidiaries of a type described in clauses (ii) through (xvi) of
Section 5.1(a).

                 Section 3.8  Employee Benefit Plans; ERISA; Labor.  (a)
Schedule 3.8 to the PN Disclosure Letter sets forth (i) a list of all employee benefit plans (including but not limited to plans described in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), maintained by PN, any of its Subsidiaries or any trade or business, whether or not incorporated (a "PN ERISA Affiliate"), which together with PN would be deemed a "single employer" within the meaning of section 4001(b)(1) of ERISA ("PN Benefit Plans") and (ii) all employment, retention, and severance agreements with employees of PN and its Subsidiaries ("PN Employee Agreements"). True and complete copies of all current PN Benefit Plans and PN Employee Agreements have been provided to MC by PN.

                          (b)     With respect to each PN Benefit Plan, (i) if
intended to qualify under section 401(a) or 401(k) of the Code, such plan has received a determination letter from the Internal Revenue Service ("IRS") stating that it so qualifies and that its trust is exempt from taxation under section 501(a) of the Code, no such determination letter has been revoked and no such revocation has been threatened, nothing has occurred that could reasonably be expected to cause the relevant PN Benefit Plan to lose such qualification or exemption, and no such plan holds "employer securities" as defined in Section 407(d)(1) of ERISA; (ii) such plan has been administered in all material respects in accordance with its terms and applicable law, including state and federal securities laws; (iii) no breaches of fiduciary duty by PN, or, to PN's knowledge, by any other person, have occurred that might reasonably be expected to give rise to material liability on the part of PN or any PN ERISA Affiliate; (iv) no disputes are pending, or, to the knowledge of PN, threatened that might reasonably be expected to give rise to material liability on the part of PN or any PN ERISA Affiliate; (v) no prohibited transaction (within the meaning of Section 406 of ERISA) has occurred that might reasonably be expected to give rise to material liability on the part of PN or any PN ERISA Affiliate; (vi) all contributions required to be made to such plan as of the date hereof (taking into account any extensions for the making of such contributions) have been made in full; (vii) to PN's knowledge, no PN Benefit Plans are presently under audit or examination (nor has notice been received of a potential audit or examination) by the IRS, Department of Labor, or any other governmental agency or entity, and no matters are pending with respect to any PN Benefit Plan under the IRS's Voluntary Compliance Resolution program, its Closing Agreement Program, or other similar programs; and (viii) all monies withheld from employees with respect to PN Benefit Plans have been transferred to the appropriate plan in accordance with the terms of such plan and applicable law.

                          (c)     No PN Benefit Plan is a "multiemployer plan,"
as defined in section 3(37) of ERISA and no PN Benefit Plan is or has been subject to Title IV of ERISA.

                          (d)     No liability under Title IV of ERISA has been
incurred by PN or any PN ERISA Affiliate (whether direct, indirect, actual, or contingent, and including, without limitation, withdrawal liability to a multiemployer plan), and no condition exists that presents a material risk to PN or any PN ERISA Affiliate of incurring a material liability under such Title. No PN Benefit Plan has incurred an accumulated funding deficiency, as defined in section 302 of ERISA or section 312 of the Code, whether or not waived.

                          (e)     With respect to each PN Benefit Plan that is
a "welfare plan" (as defined in section 3(1) of ERISA), no such plan provides material medical or death benefits with respect to current or former employees of PN or any of its Subsidiaries beyond their termination of employment (other than to the extent required by applicable law). All group health plans of PN and any PN ERISA Affiliates have been operated in material compliance with the requirements of Section 4980B (and its predecessor) and 5000 of the Code, and PN and the PN ERISA Affiliates have provided, or will have provided prior to the Effective Date, to individuals entitled thereto all notices and coverage pursuant to Section 4980B required before such date, except to the extent that failure to provide such notice or coverage is not reasonably likely to result, individually or in the aggregate, in a Material Adverse Effect on PN and its Subsidiaries, taken as a whole.

                          (f)     Except as required by applicable law, no PN
Benefit Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees of PN or its Subsidiaries by its terms prohibits the amendment or termination of any such PN Benefit Plan.

                          (g)     As of the date hereof, except for PN Employee
Agreements and PN Option Plans or as described in Schedule 3.8 to the PN Disclosure Letter, PN and its Subsidiaries are not parties to any (i) agreement with any director, executive officer or other key employee of PN or its Subsidiaries (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving PN or its Subsidiaries of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee, or
(C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from PN or its Subsidiaries that would be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person's "parachute payment" under Section 280G of the Code; and (iii) agreement or plan binding PN or its Subsidiaries, including without limitation any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or employee benefit plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

                          (h)     As of the date hereof, no collective
bargaining agreement is binding and in force against PN or its Subsidiaries or is currently under negotiation, and no current employees of PN or its Subsidiaries are represented by any labor union. As of the date hereof, to PN's knowledge, no labor representation effort exists with respect to PN or its Subsidiaries.

                          (i)     Since December 31, 1996, PN has not paid any
bonuses or agreed to pay any bonuses to any employee except as disclosed on
Schedule 3.8 to the PN Disclosure Letter.

                 Section 3.9 Litigation. Schedule 3.9 to the PN Disclosure Letter sets forth each suit, action or proceeding pending (as to which PN has received notice), or, to the knowledge of PN, threatened against PN, any of its Subsidiaries, or any of their properties or assets on the date hereof. Except as set forth on Schedule 3.9 to the PN Disclosure Letter, there is no suit, action or proceeding pending (as to which PN has received notice), or, to the knowledge of PN, threatened against PN, any of its Subsidiaries or any of their properties or assets that individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on PN and its Subsidiaries, taken as a whole, if resolved adversely to PN or its Subsidiaries. Neither PN nor any of its Subsidiaries, nor any of their respective properties, is subject to any order, writ, judgment, injunction, decree, determination or award having, or which would have, a Material Adverse Effect on PN and its Subsidiaries, taken as a whole, or which would prevent PN from consummating the transactions contemplated hereby.

                 Section 3.10 No Default; Compliance with Applicable Laws. Neither PN nor any of its Subsidiaries is in default (or would be in default after passage of time or giving of notice) or violation in any material respect of any term, condition or provision of (i) its respective Certificate of Incorporation or By-laws or other organizational documents, (ii) any PN Material Agreement or (iii) any federal, state, local or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit or license or other governmental authorization or approval applicable to PN or any of its Subsidiaries or by which they or their respective assets may be bound (other than matters addressed in Sections 3.4, 3.8, 3.9, 3.11, and 3.12), excluding from the foregoing clauses (ii) and (iii), defaults or violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PN and its Subsidiaries, taken as a whole, or prevent PN from consummating the transactions contemplated hereby.

                 Section 3.11 Taxes. Except as set forth on Schedule 3.11 to the PN Disclosure Letter:

                          (a)     PN and its Subsidiaries have (i) duly and
timely filed (or there has been filed on their behalf) with the appropriate governmental authorities all Tax Returns (as hereinafter defined) required to be filed by them on or prior to the date hereof, other than those Tax Returns for which extensions for filing have been obtained in a timely manner, and such Tax Returns are true, correct and complete in all material respects, and (ii) duly paid in full all Taxes (as hereinafter defined) shown to be due on such Tax Returns or have provided adequate reserves in their financial statements for any Taxes that have not been paid. There are no liens on any of the assets of PN or any of its Subsidiaries that arose in connection with any delinquency in paying any Tax.

                          (b)     As of the date hereof, there are no ongoing
federal, state, local or foreign audits or examinations of any Tax Return of PN or its Subsidiaries.

                          (c)     As of the date hereof, there are no
outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against PN or any of its Subsidiaries (excluding extensions for filings that have been timely obtained), and no power of attorney granted by either PN or any of its Subsidiaries with respect to any Taxes is currently in force.

                          (d)     Neither PN nor any of its Subsidiaries is a
party to any agreement providing for the allocation or sharing of Taxes.

                          (e)     "Taxes" shall mean any and all taxes,
charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, real or personal property, sales, withholding, social security, occupation, use, service, service use, license, net worth, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the IRS or any taxing authority (whether domestic or foreign including, without limitation, any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments. "Tax Return" shall mean any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes.

                 Section 3.12 Environmental Matters. (a) PN and its Subsidiaries have complied in all respects with all applicable Environmental Laws (as defined below), except to the extent that any failure to comply is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PN and its Subsidiaries, taken as a whole. There is no pending or, to the knowledge of PN, threatened, civil or criminal litigation, written notice or violation, formal administrative proceeding or investigation, inquiry or information request by any Governmental Entity relating to any Environmental Law involving PN or any of its Subsidiaries or any of their properties. For purposes of this Agreement, "Environmental Law" means any foreign, federal, state or local law, statute, rule or regulation or the common law relating to the environment or occupational health and safety, including without limitation any statute, regulation or order pertaining to (i) treatment, storage, disposal, generation or transportation of industrial, toxic or hazardous substances or solid or hazardous waste; (ii) air, water and noise pollution;
(iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous substances, or solid or hazardous waste, including without limitation emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wildlife, marine sanctuaries and wetlands, including without limitation all endangered and threatened species; (vi) storage tanks, vessels and containers; (vii) underground and other storage tanks or vessels, abandoned, disposed or discarded barrels, containers and other closed receptacles; (viii) health and safety of employees and other persons; and (ix) manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or oil or petroleum products or solid or hazardous waste. As used above, the terms "release" and "environment" shall have the meaning set forth in the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA").

                          (b)     With the exception of releases that are not
reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on PN and its Subsidiaries, taken as a whole, there have been no releases of any Materials of Environmental Concern (as defined below) into the environment by PN or any of its Subsidiaries, or, to the knowledge of PN, by any other party at any parcel of real property or any facility formerly or currently owned, operated or controlled by PN or any of its Subsidiaries. For purposes of this Agreement, "Materials of Environmental Concern" means any chemicals, pollutants or contaminants, hazardous substances (as such term is defined under CERCLA), solid wastes and hazardous wastes (as such terms are defined under the federal Resource Conservation and Recovery Act), toxic materials, oil or petroleum and petroleum products, or any other material subject to regulation under any Environmental Law.

                 Section 3.13 Insurance. PN and its Subsidiaries maintain adequate insurance with respect to their respective businesses and are in compliance with all material requirements and provisions thereof.

                 Section 3.14 Proxy Statement; Registration Statement; Other Information. The information supplied or to be supplied by PN with respect to PN, its officers and directors and its Subsidiaries (i) to be contained in the definitive joint Proxy Statement (the "Proxy Statement") to be furnished to the respective stockholders of PN and MC pursuant to Section 5.2 and which will form a part of MC's Registration Statement on Form S-4 (the "Registration Statement") to be filed with the SEC and which will constitute a prospectus of MC with respect to the MC Shares to be issued in the Merger, and (ii) to be contained in the Registration Statement will not, on the respective dates on which (A) the Proxy Statement is first mailed to stockholders of PN and MC, (B) the Meetings (as defined in Section 5.2) are held (in the case of the Proxy Statement), (C) the Registration Statement becomes effective (in the case of the Registration Statement), and (D) in the case of the Proxy Statement and the Registration Statement, as such Proxy Statement or Registration Statement is then amended or supplemented, at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. When the Proxy Statement or any amendment or supplement thereto shall be mailed, and at the time of each Meeting and at the Effective Time, the Proxy Statement will comply as to form with all applicable laws including the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder. If at any time prior to the Effective Time any event with respect to PN, its officers and directors and its Subsidiaries should occur which is or should be described in an amendment of, or a supplement to, the Proxy Statement or the Registration Statement, PN shall promptly so inform MC and such event shall be so described in an amendment or supplement to the Proxy Statement and such information in such amendment or supplement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                 Section 3.15 Transactions with Affiliates. Except as set forth in the PN SEC Documents or on Schedule 3.15 to the PN Disclosure Letter, since December 31, 1996, neither PN nor any of its Subsidiaries has entered into any transaction with any current director or officer of PN or any Subsidiary or any transaction which would be subject to proxy statement disclosure under the Exchange Act pursuant to the requirements of Item 404 of Regulation S-K.

                 Section 3.16 Share Ownership. As of the date hereof, neither PN nor any of its Subsidiaries or affiliates beneficially owns any MC Shares.

                 Section 3.17 Brokers. Other than the PN Financial Advisor, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission from PN in connection with the transactions contemplated by this Agreement.


                                   ARTICLE IV

                      REPRESENTATIONS AND WARRANTIES OF MC

                 MC represents and warrants to PN as follows (in each case as qualified by matters reflected on the disclosure letter dated as of the date of this Agreement and delivered by MC to PN on or prior to the date of this Agreement (the "MC Disclosure Letter") and made a part hereof by reference, each such matter qualifying each representation and warranty, as applicable, notwithstanding any specific Section or Schedule reference or lack thereof).

                 Section 4.1 Organization. (a) Each of MC and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority, and governmental approvals would not have a Material Adverse Effect on MC and its Subsidiaries taken as a whole. Each of MC and its Subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on MC and its Subsidiaries, taken as a whole, or prevent MC from consummating any of the transactions contemplated hereby.

                          (b)     MC has heretofore made available to PN a
complete and correct copy of the Certificate of Incorporation and By-Laws or other organizational documents of MC and the organizational documents of each of its Subsidiaries, as currently in effect. Each such document is in full force and effect and no other organizational documents are applicable to or binding upon MC or any Subsidiary.

                          (c)     Schedule 4.1 to the MC Disclosure Letter
identifies all the Subsidiaries of MC.

                 Section 4.2 Capitalization. (a) The authorized capital stock of MC consists of 60,000,000 shares of common stock, par value $.01 per share, and 1,000,000 shares of preferred stock, par value $.01 per share, of which 810,000 shares have been designated as Series A Convertible Preferred Stock ("Series A Preferred") and 9,000 shares have been designated as Series B Junior Convertible Preferred Stock ("Series B Preferred"). Schedule 4.2(a) to the MC Disclosure Letter sets forth as of the date hereof (i) the number of issued and outstanding MC Shares; (ii) the number of issued and outstanding shares of Series A Preferred; (iii) the number of issued and outstanding shares of Series B Preferred; (iv) the number of MC Shares that would be issuable by MC upon the exercise of all unexpired options to purchase MC Shares ("MC Options"), and date of vesting thereof; and (v) all other MC Shares issuable to any person pursuant to any existing options, warrants, calls, preemptive (or similar) rights, subscriptions or other rights, agreements, arrangements or commitments of any character. As of the date hereof, no MC Shares, shares of Series A Preferred or shares of Series B Preferred are held in the treasury of MC. Subject to stockholder approval of an amendment to MC's Certificate of Incorporation to increase the number of authorized MC Shares to 80,000,000, MC has taken all necessary corporate and other action to authorize and reserve and to permit it to issue MC Shares which may be issued pursuant to MC Options or the transactions contemplated hereby. All the outstanding shares of MC's capital stock are, and all shares which may be issued pursuant to the exercise of MC Options, when issued in accordance with the respective terms thereof will be, duly authorized, validly issued, fully paid and non-assessable and free of any preemptive (or similar) rights. There is no Voting Debt of MC or any of its Subsidiaries issued and outstanding. Except as set forth in Schedule 4.2(a) to the MC Disclosure Letter, as of the date hereof, (i) there are no shares of capital stock of MC authorized, issued or outstanding, (ii) there are no existing options, warrants, calls, preemptive (or similar) rights, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of MC or any of its Subsidiaries, obligating MC or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, MC or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interest or obligations of MC or any of its Subsidiaries, and (iii) there are no outstanding contractual obligations of MC or any of its Subsidiaries to repurchase, redeem or otherwise acquire any MC Shares, or capital stock of MC or any Subsidiary or affiliate of MC.

                          (b)     Except as set forth on Schedule 4.2(b) to the
MC Disclosure Letter, all of the outstanding shares of capital stock of each of MC's Subsidiaries are beneficially owned by MC, directly or indirectly, free and clear of all security interests, liens, claims, pledges, agreements, limitations on voting rights, charges or other encumbrances of any nature whatsoever.

                          (c)     There are no voting trusts or other
agreements or understandings to which MC or any of its Subsidiaries is a party with respect to the voting of the capital stock of MC or any of its Subsidiaries. Other than as contemplated herein, none of MC or its Subsidiaries is required to redeem, repurchase or otherwise acquire shares of capital stock of MC, or any of its Subsidiaries, respectively, as a result of the transactions contemplated by this Agreement.

                          (d)     At the time of issuance, the MC Shares issued
pursuant to the Merger will be duly authorized and validly issued, and such MC Shares will be fully paid and nonassessable and not subject to preemptive (or similar) rights.

                 Section 4.3  Authorization; Validity of Agreement; MC Action.
(a) MC has full corporate power and authority to execute and deliver this Agreement and the PN Option Agreement and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by MC of this Agreement and the PN Option Agreement, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by the Board of Directors of MC, and no other corporate action on the part of MC is necessary to authorize the execution and delivery by MC of this Agreement and the PN Option Agreement and the consummation by it of the transactions contemplated hereby and thereby (other than approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding MC Shares). This Agreement and the PN Option Agreement have been duly executed and delivered by MC and (assuming due and valid authorization, execution and delivery hereof by the other parties hereto and thereto) are valid and binding obligations of MC enforceable against MC in accordance with their terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

                          (b)     The Board of Directors of MC has approved the
transactions contemplated by this Agreement, the PN Option Agreement and the MC Voting Agreement so as to render inapplicable thereto the provisions of Section 203 of the DGCL.

                          (c)     MC has received the written opinion of Morgan
Stanley & Co. (the "MC Financial Advisor"), dated on or before the date of this Agreement, to the effect that, as of such date, the consideration to be paid to the holders of PN Shares pursuant to the Merger is fair to the holders of MC Shares from a financial point of view (the "MC Fairness Opinion"). MC has delivered to PN a copy of the MC Fairness Opinion for informational purposes only.

                 Section 4.4  Consents and Approvals; No Violations; Licenses.
(a) Neither the execution, delivery or performance of this Agreement or the PN Option Agreement by MC, nor the consummation by MC of the transactions contemplated hereby or thereby, nor compliance by MC with any of the provisions hereof or thereof will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or By-Laws or other organizational documents of MC or of any of its Subsidiaries, (ii) require on the part of MC any filing with, or permit, authorization, consent or approval of, any Governmental Entity except for (A) filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the HSR Act, the FCC, the Communications Act, state public utility or public service laws, the Securities Act, the DGCL, state or foreign laws relating to takeovers, state securities or blue sky laws, and the laws of other states in which MC is qualified to do or is doing business, or (B) where the failure to obtain such permits, authorizations, consents or approvals or to make such filings, individually or in the aggregate, would not have a Material Adverse Effect on MC and its Subsidiaries, taken as a whole, or prevent MC from consummating the transactions contemplated hereby or thereby, (iii) except as disclosed on Schedule 4.4 to the MC Disclosure Letter, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which MC or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound and which has been included as an exhibit to MC's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (the "MC Material Agreements") or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to MC, any of its Subsidiaries or any of their properties or assets, excluding from the foregoing clauses
(iii) and (iv) such violations, breaches or defaults which would not, individually or in the aggregate, have a Material Adverse Effect on MC and its Subsidiaries, taken as a whole, or prevent MC from consummating the transactions contemplated hereby.

                          (b)     MC or one of its Subsidiaries holds all
licenses, permits, certificates, franchises, ordinances, registrations, or other rights, applications and authorizations filed with, granted or issued by, or entered by any Governmental Entity, including without limitation, the FCC, or any State Authority, that are required for the conduct of its businesses as now being conducted, except for those the absence of which would not, individually or in the aggregate, have a Material Adverse Effect on MC and its Subsidiaries, taken as a whole (collectively, "MC Licenses"). The MC Licenses are valid and in full force and effect, and the terms of said MC Licenses are not subject to any restrictions or conditions that materially limit or would materially limit the operations of the business of MC or any of its Subsidiaries as presently conducted, other than restrictions or conditions generally applicable to licenses of that type. The MC Licenses granted, issued or entered by the FCC are subject to the Communications Act. There are no proceedings pending or, to the best knowledge of MC, complaints or petitions by others, or threatened proceedings, before the FCC or any other Governmental Entity relating to the business or operations of MC or any of its Subsidiaries or the MC Licenses, and there are no facts or conditions that reasonably could be expected to constitute grounds for the FCC to revoke, terminate, suspend, deny, annul, or impose conditions on any renewal of any MC Licenses, in either case that would, individually or in the aggregate, have a Material Adverse Effect on MC and its Subsidiaries, taken as a whole, or prevent MC from consummating the transactions contemplated hereby or to impose any fines, forfeitures or other penalties on MC or its Subsidiaries that would, individually or in the aggregate, have a Material Adverse Effect on MC and its Subsidiaries, taken as a whole.

                 Section 4.5 SEC Reports and Financial Statements. Since July 1, 1995, MC and its Subsidiaries have filed with the SEC all forms, reports, schedules, statements, and other documents required to be filed by them with the SEC (as such documents have been amended since the time of their filing, collectively, the "MC SEC Documents"), have included as exhibits all material contracts, and have filed all exhibits required to be filed with the MC SEC Documents other than any exhibits (excluding material contracts) that the failure to file would not, individually or in the aggregate, have a Material Adverse Effect on MC and its Subsidiaries, taken as a whole. As of their respective dates or, if amended, as of the date of the last such amendment, the MC SEC Documents, including, without limitation, any financial statements or schedules included therein, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of MC's Subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to Section 12 or 15 of the Exchange Act. The consolidated financial statements of MC for the fiscal year ended December 31, 1996 (including the related notes thereto) included in MC's Annual Report on Form 10-K and the consolidated financial statements of MC for the six months ended June 30, 1997, copies of which have been provided to PN (together, the "MC Financial Statements"), have been prepared from, and are in accordance with, the books and records of MC and its consolidated Subsidiaries, comply in all material respects with applicable accounting requirements and comply (or as to the MC Financial Statements for the six months ended June 30, 1997, will comply) with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and present fairly the consolidated financial position and the consolidated results of operations and cash flows of MC and its consolidated Subsidiaries as at the dates thereof or for the periods presented therein.

                 Section 4.6 No Undisclosed Liabilities. Except (i) as disclosed in the MC SEC Documents, (ii) as set forth in Schedule 4.6 to the MC Disclosure Letter, and (iii) for liabilities incurred in the ordinary course of business and consistent with past practice, and liabilities incurred in connection with the consummation of the transactions contemplated hereby (none of which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on MC and its Subsidiaries, taken as a whole), since December 31, 1996, neither MC nor any of its Subsidiaries has incurred any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which would be required by GAAP to be reflected on a consolidated balance sheet of MC and its Subsidiaries (including the notes thereto), and, which individually or in which the aggregate, is reasonably likely to have a Material Adverse Effect on MC and its Subsidiaries, taken as a whole.

                 Section 4.7 Absence of Certain Changes. Except as contemplated by this Agreement, or as disclosed in the MC SEC Documents or in
Schedule 4.7 to the MC Disclosure Letter, since December 31, 1996, (i) MC and its Subsidiaries have conducted their respective businesses only in the ordinary course of business and consistent with past practice, (ii) there has not been any change in the business, properties, assets, liabilities, financial condition, cash flows, operations, licenses, franchises or results of operations of MC or its Subsidiaries which has had a Material Adverse Effect on MC and its Subsidiaries, taken as a whole, and (iii) there has not been any action taken by MC or its Subsidiaries of a type described in clauses (i) through (vi) of Section 5.1(b).

                 Section 4.8  Employee Benefit Plans; ERISA; Labor.  (a)
Schedule 4.8 to the MC Disclosure Letter sets forth (i) a list of all employee benefit plans (including but not limited to plans described in section 3(3) of ERISA), maintained by MC, any of its Subsidiaries or any trade or business, whether or not incorporated (a "MC ERISA Affiliate"), which together with MC would be deemed a "single employer" within the meaning of section 4001(b)(1) of ERISA ("MC Benefit Plans") and (ii) all employment, retention, and severance agreements with employees of MC and its Subsidiaries ("MC Employee Agreements"). True and complete copies of all current MC Benefit Plans and MC Employee Agreements have been provided to PN by MC.

                          (b)     Except as provided in Schedule 4.8 to the MC
Disclosure Letter, with respect to each MC Benefit Plan, (i) if intended to qualify under section 401(a) or 401(k) of the Code, such plan has received a determination letter from the IRS stating that it so qualifies and that its trust is exempt from taxation under section 501(a) of the Code, no such determination letter has been revoked and no such revocation has been threatened, nothing has occurred that could reasonably be expected to cause the relevant MC Benefit Plan to lose such qualification or exemption, and no such plan holds "employer securities" as defined in Section 407(d)(1) of ERISA; (ii) such plan has been administered in all material respects in accordance with its terms and applicable law, including state and federal securities laws; (iii) no breaches of fiduciary duty by MC, or, to MC's knowledge, by any other person, have occurred that might reasonably be expected to give rise to material liability on the part of MC or any MC ERISA Affiliate; (iv) no disputes are pending, or, to the knowledge of MC, threatened that might reasonably be expected to give rise to material liability on the part of MC or any MC ERISA Affiliate; (v) no prohibited transaction (within the meaning of Section 406 of ERISA) has occurred that might reasonably be expected to give rise to material liability on the part of MC or any MC ERISA Affiliate; (vi) all contributions required to be made to such plan as of the date hereof (taking into account any extensions for the making of such contributions) have been made in full; (vii) to MC's knowledge, no MC Benefit Plans are presently under audit or examination (nor has notice been received of a potential audit or examination) by the IRS, Department of Labor, or any other governmental agency or entity, and no matters are pending with respect to any MC Benefit Plan under the IRS's Voluntary Compliance Resolution program, its Closing Agreement Program, or other similar programs; and (viii) all monies withheld from employees with respect to MC Benefit Plans have been transferred to the appropriate plan in accordance with the terms of such plan and applicable law.

                          (c)     No MC Benefit Plan is a "multiemployer plan,"
as defined in section 3(37) of ERISA and no MC Benefit Plan is or has been subject to Title IV of ERISA.

                          (d)     No liability under Title IV of ERISA has been
incurred by MC or any MC ERISA Affiliate (whether direct, indirect, actual, or contingent, and including, without limitation, withdrawal liability to a multiemployer plan), and no condition exists that presents a material risk to MC or any MC ERISA Affiliate of incurring a material liability under such Title. No MC Benefit Plan has incurred an accumulated funding deficiency, as defined in section 302 of ERISA or section 312 of the Code, whether or not waived.

                          (e)     With respect to each MC Benefit Plan that is
a "welfare plan" (as defined in section 3(1) of ERISA), no such plan provides material medical or death benefits with respect to current or former employees of MC or any of its Subsidiaries beyond their termination of employment (other than to the extent required by applicable law). All group health plans of MC and any MC ERISA Affiliates have been operated in material compliance with the requirements of Section 4980B (and its predecessor) and 5000 of the Code, and MC and the MC ERISA Affiliates have provided, or will have provided prior to the Effective Date, to individuals entitled thereto all notices and coverage pursuant to Section 4980B required before such date, except to the extent that failure to provide such notice or coverage is not reasonably likely to result, individually or in the aggregate, in a Material Adverse Effect on MC and its Subsidiaries, taken as a whole.

                          (f)     Except as required by applicable law, no MC
Benefit Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees of MC or its Subsidiaries by its terms prohibits the amendment or termination of any such MC Benefit Plan.

                          (g)     As of the date hereof, except for MC Employee
Agreements and MC Option Plans or as described in Schedule 4.8 to the MC Disclosure Letter, MC and its Subsidiaries are not parties to any (i) agreement with any director, executive officer or other key employee of MC or its Subsidiaries (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving MC or its Subsidiaries of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee, or
(C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from MC or its Subsidiaries that would be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person's "parachute payment" under Section 280G of the Code; and (iii) agreement or plan binding MC or its Subsidiaries, including without limitation any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or employee benefit plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

                          (h)     As of the date hereof, no collective
bargaining agreement is binding and in force against MC or its Subsidiaries or is currently under negotiation, and no current employees of MC or its Subsidiaries are represented by any labor union. As of the date hereof, to MC's knowledge, no labor representation effort exists with respect to MC or its Subsidiaries.

                 Section 4.9 Litigation. Schedule 4.9 hereto sets forth each suit, action or proceeding pending (as to which MC has received notice), or, to the knowledge of MC, threatened against MC, any of its Subsidiaries, or any of their properties or assets on the date hereof. Except as set forth on Schedule
4.9 to the MC Disclosure Letter, there is no suit, action or proceeding pending (as to which MC has received notice), or, to the knowledge of MC, threatened against MC, any of its Subsidiaries or any of their properties or assets that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on MC and its Subsidiaries, taken as a whole, if resolved adversely to MC or its Subsidiaries. As of the date hereof, neither MC nor any of its Subsidiaries, nor any of their respective properties, is subject to any order, writ, judgment, injunction, decree, determination or award having, or which would have, a Material Adverse Effect on MC and its Subsidiaries, taken as a whole, or which would prevent MC from consummating the transactions contemplated hereby.

                 Section 4.10 No Default; Compliance with Applicable Laws. Neither MC nor any of its Subsidiaries is in default (or would be in default after passage of time or giving of notice) or violation in any material respect of any term, condition or provision of (i) its respective Certificate of Incorporation or By-laws or other organizational documents, (ii) any MC Material Agreement or (iii) any federal, state, local or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit or license or other governmental authorization or approval applicable to MC or any of its Subsidiaries or by which they or their respective assets may be bound (other than matters addressed in Sections 4.4, 4.8, 4.9, 4.10, 4.11, and 4.12), excluding from the foregoing clauses (ii) and
(iii), defaults or violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on MC and its Subsidiaries, taken as a whole, or prevent MC from consummating the transactions contemplated hereby.

                 Section 4.11 Taxes. Except as set forth on Schedule 4.11 to the MC Disclosure Letter:

                          (a)     MC and its Subsidiaries have (i) duly and
timely filed (or there has been filed on their behalf) with the appropriate governmental authorities all Tax Returns (as hereinafter defined) required to be filed by them on or prior to the date hereof, other than those Tax Returns for which extensions for filing have been obtained in a timely manner, and such Tax Returns are true, correct and complete in all material respects, and (ii) duly paid in full all Taxes (as hereinafter defined) shown to be due on such Tax Returns or have provided adequate reserves in their financial statements for any Taxes that have not been paid. There are no liens on any of the assets of MC or any of its Subsidiaries that arose in connection with any delinquency in paying any Tax.

                          (b)     As of the date hereof, there are no ongoing
federal, state, local or foreign audits or examinations of any Tax Return of MC or its Subsidiaries.

                          (c)     As of the date hereof, there are no
outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against MC or any of its Subsidiaries (excluding extensions for filings that have been timely obtained), and no power of attorney granted by either MC or any of its Subsidiaries with respect to any Taxes is currently in force.

                          (d)     Neither MC nor any of its Subsidiaries is a
party to any agreement providing for the allocation or sharing of Taxes.

                 Section 4.12 Environmental Matters. (a) MC and its Subsidiaries have complied in all respects with all applicable Environmental Laws, except to the extent that any failure to comply is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on MC and its Subsidiaries, taken as a whole. There is no pending or, to the knowledge of MC, threatened, civil or criminal litigation, written notice or violation, formal administrative proceeding or investigation, inquiry or information request by any Governmental Entity relating to any Environmental Law involving MC or any of its Subsidiaries or any of their properties.

                          (b)     With the exception of releases that are not
reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on MC and its Subsidiaries, taken as a whole, there have been no releases of any Materials of Environmental Concern into the environment by MC or any of its Subsidiaries, or, to the knowledge of MC, by any other party at any parcel of real property or any facility formerly or currently owned, operated or controlled by MC or any of its Subsidiaries.

                 Section 4.13 Insurance. MC and its Subsidiaries maintain adequate insurance with respect to their respective businesses and are in compliance with all material requirements and provisions thereof.

                 Section 4.14 Proxy Statement; Registration Statement; Other Information. The information supplied or to be supplied by MC with respect to MC, its officers and directors and its Subsidiaries (i) to be contained in the Proxy Statement; and (ii) to be contained in the Registration Statement will not, on the respective dates on which (A) the Proxy Statement is first mailed to stockholders of PN and MC, (B) the Meetings are held (in the case of the Proxy Statement), (C) the Registration Statement becomes effective (in the case of the Registration Statement), and (D) in the case of the Proxy Statement and the Registration Statement, as such Proxy Statement or Registration Statement is then amended or supplemented, at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. When the Registration Statement or any post-effective amendment thereto shall become effective and when the Proxy Statement or any amendment or supplement thereto shall be mailed, and at the time of each Meeting and at the Effective Time, the Registration Statement or the Proxy Statement will comply as to form with all applicable laws including the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder. If at any time prior to the Effective Time any event with respect to MC, its officers and directors and its Subsidiaries should occur which is or should be described in an amendment of, or a supplement to, the Proxy Statement or the Registration Statement, MC shall promptly so inform PN and such event shall be so described in an amendment or supplement to Proxy Statement or the Registration Statement and such information in such amendment or supplement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                 Section 4.15 Transactions with Affiliates. Except as set forth in the MC SEC Documents or on Schedule 4.15 to the MC Disclosure Letter, since December 31, 1996, neither MC nor any of its Subsidiaries has entered into any transaction with any current director or officer of MC or any Subsidiary or any transaction which would be subject to proxy statement disclosure under the Exchange Act pursuant to the requirements of Item 404 of Regulation S-K.

                 Section 4.16  Share Ownership.  Except as set forth in
Schedule 4.16 to the MC Disclosure Letter, as of the date hereof, neither MC nor any of its Subsidiaries or affiliates beneficially owns any PN Shares.

                 Section 4.17 Brokers. Except as set forth on Schedule 4.17 to the MC Disclosure Letter, other than the MC Financial Advisor, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission from MC in connection with the transactions contemplated by this Agreement.





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
                                   ARTICLE V

                                   COVENANTS

                 Section 5.1  Interim Operations of PN and MC.   (a) PN
covenants and agrees that, except (x) as contemplated by this Agreement or the PN Option Agreement, (y) as set forth in Schedule 5.1(a) to the PN Disclosure Letter, or (z) as agreed in writing by MC, after the date hereof and prior to the Effective Time:

                                  (i)      the business of PN and its
                 Subsidiaries shall be conducted only in, and PN and its Subsidiaries shall not take any action except in, the ordinary and usual course of business and consistent with past practice, and PN and its Subsidiaries shall use all reasonable efforts, consistent with past practice, to maintain and preserve their business organizations, assets, employees and advantageous business relations;

                                  (ii)     PN will not, directly or indirectly,
                 (A) sell, transfer or pledge or agree to sell, transfer or pledge any PN Shares, preferred stock of PN, or capital stock of any of its Subsidiaries either directly or indirectly; or
                 (B) split, combine or reclassify the outstanding PN Shares or any outstanding capital stock of any of the Subsidiaries of PN;

                                  (iii)    neither PN nor any of its
                 Subsidiaries shall (A) amend its organizational documents; (B) issue, grant, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of PN or its Subsidiaries or any other ownership interests (including but not limited to stock appreciation rights or phantom stock), other than PN Shares reserved for issuance on the date hereof pursuant to the exercise of PN Options outstanding on the date hereof; (C) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any material assets individually or in the aggregate for consideration in excess of $125,000 per fiscal quarter, other than in the ordinary and usual course of business and consistent with past practice; (D) incur any indebtedness other than borrowings under existing agreements or modify the terms of any indebtedness; (E) incur any liability, other than borrowings permitted by clause (D) above of money under existing agreements or incurrence of other liabilities in the ordinary and usual course of business and consistent with past practice; or (F) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock;

                                  (iv)     neither PN nor any of its
                 Subsidiaries shall terminate any PN Material Agreement, modify or amend any PN Material Agreements in any material respect or waive, release or assign any material rights or claims except in the ordinary course of business and consistent with past practice;

                                  (v)      PN will not declare, set aside or
                  pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock;

                                  (vi)     each of PN and its Subsidiaries
                 shall maintain in full force and effect such types and amounts of insurance issued by insurers of recognized responsibility insuring it with respect to its respective business and properties, in such amount and against such losses and risks as are usually carried by persons engaged in the same or similar businesses;

                                  (vii)    neither PN nor any of its
                 Subsidiaries shall: (A) except for or on behalf of Subsidiaries, assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; (B) make any loans, advances or capital contributions to, or investments in, any other person (other than to Subsidiaries of PN pursuant to PN's written obligations on the date hereof), other than in the ordinary course of business and consistent with past practice; or (C) enter into any commitment or transaction with respect to any of the foregoing.

                                  (viii)   neither PN nor any of its
                 Subsidiaries shall change any of the accounting methods used by it unless required by GAAP;

                                  (ix)     neither PN nor any of its
                 Subsidiaries will adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of PN or any of its Subsidiaries (other than the Merger);

                                  (x)      neither PN nor any of its
                 Subsidiaries will acquire (by merger, consolidation, or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division of any such entity;

                                  (xi)     neither PN nor any of its
                 Subsidiaries will (A) increase the compensation or fringe benefits of any of its directors, officers or employees, provided, that PN may increase the compensation of employees of PN or its Subsidiaries who are not officers or directors of PN and whose annual compensation as of the date hereof is less than $50,000, if such increases are made in the ordinary course of business and consistent with past practice, and provided that PN will promptly advise MC of any increases of compensation of its employees, (B) grant any severance or termination pay not currently required to be paid under existing severance plans or agreements to any present or former director, office or employee of PN or any of its Subsidiaries,
                 (C) enter into or modify any employment, consulting or severance agreement with any present or former director, officer or employee of PN or any of its Subsidiaries, (D) or establish, adopt, enter into or amend or terminate any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees of PN;

                                  (xii)    neither PN nor any of its
                 Subsidiaries will make any material tax election or settle or compromise any material federal, state, local or foreign tax liability except for settlements that would not have a Material Adverse Effect on PN and its Subsidiaries, taken as a whole;

                                  (xiii)   neither PN nor any of its
                 Subsidiaries will settle or compromise any pending or threatened suit, action or claim, which settlement or compromise is material to PN and its Subsidiaries, taken as a whole, or which relates to the transactions contemplated hereby;

                                  (xiv)    neither PN nor any of its
                 Subsidiaries will pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities
                 (A) reflected or reserved against in the PN Financial Statements, (B) incurred in the ordinary course of business and consistent with past practice or (C) incurred in a manner not otherwise prohibited under this Section 5.1(a);

                                  (xv)     PN shall not effect a registration
                 under the Securities Act with respect to PN Shares held by any person or entity, other than the registration of PN Shares pursuant to registration rights agreements in effect on the date hereof and described in Schedule 3.2(a) to the PN Disclosure Letter, or pursuant to the PN Option Agreement; and

                                  (xvi)    neither PN nor any of its
                 Subsidiaries will authorize or enter into an agreement to do any of the foregoing.

                          (b)     MC covenants and agrees that, except (w) as
contemplated by this Agreement or the PN Option Agreement, (x) as set forth in
Schedule 5.1(b) to the MC Disclosure Letter, or (y) as agreed in writing by PN, after the date hereof and prior to the Effective Time:

                                  (i)      the business of MC and its
                 Subsidiaries shall be conducted only in, and MC and its Subsidiaries shall not take any action except in, the ordinary and usual course of business and consistent with past practice, and MC and its Subsidiaries shall use all reasonable effects, consistent with past practice, to maintain and preserve their business organizations, assets, employees and advantageous business relations;

                                  (ii)     MC will not (A) amend its
                 Certificate of Incorporation or By-Laws; provided, that the Board of Directors of MC shall submit a resolution to approve the Amendment Proposal for a vote of the stockholders at the Meeting, and if such amendment is approved at the Meeting, MC shall so amend its Certificate of Incorporation or (B) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock, provided, that MC may redeem Series A Preferred or Series B Preferred in accordance with the respective terms of such stock;

                                  (iii)    MC will not declare, set aside or
                 pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock except for dividends on the Series A Preferred and the Series B Preferred payable in shares of such series in accordance with the respective terms of such stock;

                                  (iv) MC will not, directly or indirectly, split, combine or reclassify the outstanding MC Shares;

                                  (v)      with the exception of the existing
                 liens described in Schedule 4.2(b) to the MC Disclosure Letter, neither MC nor any of its Subsidiaries will issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of MC or its Subsidiaries, other than (A) issuances of MC Shares reserved for issuance on the date hereof upon exercise of MC Options outstanding on the date hereof, (B) issuances by MC of MC Shares upon conversion of the Series A Preferred or Series B Preferred in accordance with the respective terms of such stock, (C) issuances of Series A Preferred or Series B Preferred as dividends in accordance with the respective terms of such stock, (D) issuances by MC of MC Shares or other securities for the fair market value of such MC Shares or other securities at the time of such issuance, provided, that the issuance of MC Shares pursuant to an acquisition agreement with a third party on terms negotiated on an arms' length basis or the issuance of other securities convertible into MC Shares to an unaffiliated third party on terms negotiated on an arms' length basis shall be deemed for purposes hereof the issuance of MC Shares at the fair market value of such MC Shares, and (E) the granting (and issuance of MC Shares upon exercise) of options pursuant to MC's director and employee stock option plans as in effect on the date hereof, with exercise prices equal to the fair market value of MC Shares on the date of grant;

                                  (vi)     MC will not adopt a plan of
                 complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of MC or any of its Subsidiaries;

                                  (vii)    MC will use its reasonable best
                 efforts to maintain the listing of MC Shares on the Nasdaq Stock Market;

                                  (viii)   neither MC nor any of its
                 Subsidiaries will authorize or enter into an agreement to do any of the foregoing.

                 Section 5.2 Stockholder Approval; Meetings; Etc. Each of PN and MC will take all action necessary in accordance with applicable law, the rules of Nasdaq, this Agreement and its respective Certificate of Incorporation and By-Laws to convene a meeting of its stockholders (each, a "Meeting") as promptly as practicable after the date hereof to consider and vote upon a proposal to approve and adopt this Agreement (the "Merger Proposal") and, in the case of MC, to consider and vote upon a proposal to amend MC's Certificate of Incorporation to increase the authorized number of MC Shares to 80,000,000 (the "Amendment Proposal"). The Boards of Directors of each of PN (subject to a determination of the Board of Directors of PN made in accordance with Section 5.9(f)) and MC will (i) recommend that their respective stockholders vote in favor of the Merger Proposal and, in the case of MC, the Amendment Proposal and
(ii) use their respective reasonable best efforts to cause to be solicited proxies from stockholders of PN or MC, as the case may be, to be voted at their Meetings in favor of the Merger Proposal and, in the case of MC, the Amendment Proposal and to take all other actions necessary or advisable to secure the vote or consent of stockholders required to effect the Merger.

                 Section 5.3 Proxy Statement, Registration Statement, Etc. (a) PN and MC shall promptly prepare and file with the SEC under the Exchange Act, and shall use their reasonable best efforts to have cleared by the SEC and shall thereafter promptly mail to their stockholders, the Proxy Statement for the Meetings, which shall also constitute the prospectus included in the Registration Statement to be filed by MC pursuant to Section 5.3(b). The Proxy Statement shall be mailed to stockholders of each of PN and MC, as the case may be, at least 20 business days in advance of the date of its Meeting. MC shall furnish PN, and PN shall furnish MC, with all information and shall take such other action as PN or MC, as the case may be, may reasonably request in connection with the Proxy Statement. The Proxy Statement shall contain the recommendation of each Board of Directors (subject to a determination of the Board of Directors of PN made in accordance with Section 5.9(f)) that stockholders of PN and MC, as the case may be, approve and adopt the Merger Proposal, and, in the case of MC, the Amendment Proposal. PN and MC shall cause their respective Financial Advisers to provide their written consent to the inclusion of or reference to their respective Fairness Opinions in the Proxy Statement and Registration Statement.

                          (b)     MC shall promptly prepare and file with the
SEC under the Securities Act the Registration Statement with respect to MC Shares to be issued in the Merger and shall use its reasonable best efforts to have the Registration Statement declared effective by the SEC as promptly as practicable. MC will not enter into any transaction that would result in any material delay in filing or declaration of effectiveness of the Registration Statement due to the need to provide additional financial statements or pro forma financial statements. MC shall also take any action required to be taken under state blue sky or other securities laws in connection with the issuance of MC Shares in the Merger. PN shall furnish MC with all information and shall take such other action as MC may reasonably request in connection with any such action.

                          (c)     PN and MC shall notify one another of the
receipt of the comments of the SEC and of any requests by the SEC for amendments or supplements to the Proxy Statement or the Registration Statement or for additional information, and shall promptly supply one another with copies of all correspondence between any of them (or their representatives) and the SEC (or its staff) with respect thereto. If, at any time prior to either Meeting, any event should occur relating to or affecting PN, MC, or their respective officers or directors, which event should be described in an amendment or supplement to the Proxy Statement or the Registration Statement, the parties shall promptly inform one another and shall cooperate in promptly preparing, filing and clearing with the SEC and, if required by applicable securities laws, mailing to PN's or MC's stockholders, as the case may be, such amendment or supplement.

                 Section 5.4 Compliance with the Securities Act. (a) Prior to the Effective Time, PN shall cause to be delivered to MC a list identifying all stockholders of PN who are, at the time of the PN Meeting, considered by PN to be "affiliates" of PN for purposes of Rule 145 under the Securities Act (the "Affiliates").

                          (b)     PN shall use reasonable efforts to cause each
person who is identified as an Affiliate to deliver to MC on or prior to the Effective Time a written agreement, in such form as may be agreed to by the parties, that such person will not offer to sell, sell or otherwise dispose of any of the MC Shares issued to such person in connection with the Merger, except pursuant to an effective registration statement or in compliance with Rule 145 or pursuant to an exemption from the registration requirements of the Securities Act. The Surviving Corporation shall be entitled to place appropriate legends on the certificates evidencing MC Shares to be received by such Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for MC Shares, to the effect that MC Shares received or to be received by such Affiliate pursuant to the terms of this Agreement may only be sold, transferred or otherwise conveyed, pursuant to an effective registration statement under the Securities Act or in accordance with the provisions of Rule 145 or pursuant to an exemption provided from registration under the Securities Act. The foregoing restrictions on the transferability of MC Shares shall apply to all purported sales, transfers and other conveyances of the shares received or to be received by such Affiliate pursuant to the Merger.

                 Section 5.5 Nasdaq Listing. MC shall use its reasonable best efforts to cause MC Shares to be issued in the Merger to be admitted for quotation on the Nasdaq Stock Market.





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
                 Section 5.6 Approvals and Consents; Cooperation. (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated this Agreement, and to cooperate with each other in connection with the foregoing, including using all reasonable efforts: (i) to obtain all necessary waivers, consents and approvals from other parties to loan agreements, leases and other contracts; (ii) to obtain all necessary consents, approvals and authorizations as are required to be obtained under any federal, state or foreign laws or regulations; (iii) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby; (iv) to effect all necessary registrations and filings, including, but not limited to, filings under the HSR Act and Communications Act and submissions of information requested by Governmental Entities; (v) to cause the Merger and the actions contemplated herein not to constitute a "Change of Control" as defined in and solely for the purposes of the Indenture; and (vi) to fulfill all conditions to this Agreement. For purposes of the foregoing, the obligations of MC and PN to use "best efforts" or "reasonable efforts" to obtain waivers, consents and approvals to loan agreements, leases and other contracts shall not include any obligation to agree to a modification of the terms of such documents, except as expressly contemplated hereby or to make any monetary payment in consideration of such waiver, consent or approval.

                          (b)     PN and MC shall take all reasonable actions
necessary to file as soon as practicable notifications under the HSR Act and to respond as promptly as practicable to any inquiries received from the Federal Trade Commission or the Antitrust Division of the Department of Justice for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other Governmental Entity in connection with antitrust matters.

                          (c)     Within fifteen business days of the date of
this Agreement, or as soon thereafter as practicable, MC and PN shall prepare and make all filings (the "Regulatory Filings") required to be made with the FCC pursuant to the Communications Act and with any State Authority as are required to permit the consummation of the Merger and shall thereafter promptly make any additional or supplemental submissions required or requested by the FCC and any such State Authority. With respect to the Regulatory Filings, counsel to PN shall be responsible for preparing, with the advice and consent of counsel to MC, the transferor's portion of the submissions with respect to the PN Licenses, and counsel to MC shall be responsible for preparing, with the advice and consent of counsel to PN, the transferee's portion of such submissions. Counsel to PN shall also be responsible for preparing, with the advice and consent of counsel to MC, any pro forma transfer applications with respect to the PN Licenses that are required to permit the Merger. All filing fees associated with Regulatory Filings pursuant to this Section 5.6(c) shall be shared equally by MC and PN. Each party shall bear its own counsel fees in connection with the Regulatory Filings.

                          (d)  Notwithstanding any provision of this Agreement
or the PN Option Agreement to the contrary, MC shall not assume, either directly or indirectly, de jure or de facto control of PN without the prior consent of the FCC and any State Authority of competent jurisdiction. Nothing contained herein shall, without the prior consent of the FCC and any State Authority of competent jurisdiction, give MC any control or responsibility for
(i) PN's facilities, including without limitation control of use of the facilities; (ii) daily operations; (iii) policy decisions, including preparing and filing applications with the FCC; (iv) employment, supervision and dismissal of personnel; or (v) payment of financing obligations, including expenses arising out of operations.

                 Section 5.7 Access to Information. Upon reasonable notice, each of PN and MC shall (and shall cause each of its Subsidiaries to) afford to the officers, employees, accountants, counsel, financing sources and other representatives of MC or PN, as the case may be, access, during normal business hours during the period prior to the Effective Time, to all its officers, employees, properties, facilities, books, contracts, commitments and records and, during such period, each of PN and MC shall (and shall cause each of its Subsidiaries to) furnish promptly to MC or PN, as the case may be (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (b) all other information concerning its business, properties and personnel as MC or PN, as the case may be, may reasonably request. Each of MC and PN will hold any such information which is nonpublic in confidence in accordance with the provisions of the Confidentiality Agreement between PN and MC, dated on or about May 30, 1997 (the "Confidentiality Agreement"). No investigation pursuant to this Section 5.7 shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto.

                 Section 5.8  [Reserved.]

                 Section 5.9 No Solicitation by PN. In light of the consideration given by the Board of Directors of PN prior to the execution of this Agreement to, among other things, the transactions contemplated hereby, and the merits of the strategic business combination contemplated hereby, and in light of advice received from the PN Financial Advisor, PN, its affiliates and their respective officers, directors, employees, representatives and agents shall immediately cease all existing discussions or negotiations, if any, with any parties (other than MC) conducted heretofore with respect to any PN Acquisition Proposal. For purposes of this Agreement, "PN Acquisition Proposal" shall mean any proposal relating to (i) a possible acquisition of PN, whether by way of merger, purchase of all or substantially all of the assets of PN, or any similar transaction, or (ii) a tender offer for more than 5% of the PN Shares.

                          (b)     PN may, directly or indirectly, furnish
information and access, in each case only in response to a request for such information or access, to any person made after the date hereof which was not encouraged, solicited or initiated by PN or any of its affiliates or any of their respective officers, directors, employees, representatives, financial advisors or agents after the date hereof, pursuant to appropriate confidentiality agreements, and may participate in discussions and negotiate with such party concerning any PN Acquisition Proposal, but only if (i) such party has submitted a written proposal to the Board of Directors of PN relating to any such transaction involving economic consideration per PN Share that the Board of Directors of PN reasonably believes is economically superior to the consideration to be paid hereunder and which does not include or contemplate any condition relating to the obtaining of funds for such PN Acquisition Proposal and (ii) the Board of Directors of PN has made a determination in accordance with Section 5.9(f). PN shall notify MC immediately if any written or oral PN Acquisition Proposal is made, and in any event no less than two business days prior to responding to such offer, shall keep MC promptly advised of all written or oral PN Acquisition Proposals, and shall provide a copy of any written PN Acquisition Proposal and provide in writing the terms of all oral PN Acquisition Proposals.

                          (c)     Except as set forth in this Section 5.9,
neither PN or any of its affiliates, nor any of their respective officers, directors, employees, representatives, financial advisors or agents, shall, directly or indirectly, encourage or solicit submission of any inquiries, proposals or offers by; participate in or initiate any discussions or negotiations with; disclose any information about PN or its Subsidiaries to, or otherwise assist, facilitate or encourage, or enter into any agreement or understanding with any corporation, partnership, person or other entity or group (other than MC, any affiliate or associate of MC or any designees of MC) in connection with any PN Acquisition Proposal; and the Board of Directors of PN shall not recommend that the stockholders of PN tender their PN Shares in connection with any tender offer unless the Board of Directors of PN makes a determination in accordance with Section 5.9(f).

                          (d)     PN agrees not to release any third party
from, or waive any provisions of, any confidentiality or standstill agreement to which PN is a party, unless the Board of Directors of PN makes a determination in accordance with Section 5.9(f). PN will use all reasonable efforts to have all copies of all nonpublic information it or PN Financial Advisor has distributed to other potential purchasers returned to it as soon as possible after the date hereof.

                          (e)     Nothing contained in this Section 5.9 shall
prohibit PN or its Board of Directors from taking and disclosing to PN's stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act or from making such disclosure to PN's stockholders or otherwise if the Board of Directors makes a determination in accordance with Section 5.9(f).

                          (f)     For purposes of this Agreement, a
determination of directors made in accordance with this Section 5.9(f) shall mean that directors constituting a majority of all directors of PN then in office shall have reasonably determined in good faith, based upon the advice of PN's outside counsel, that, the taking of action or the failure to take action (or to withdraw or modify a recommendation) is required to properly discharge such directors' fiduciary duties to stockholders of PN under Delaware law.





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
                 Section 5.10 Brokers or Finders. Each of MC and PN represents, as to itself, its Subsidiaries and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any brokers' or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except the PN Financial Advisor, whose fees and expenses will be paid by PN in accordance with its agreement with such firm, the MC Financial Advisor, whose fees and expenses will be paid by MC in accordance with MC's agreement with such firm, and as disclosed in Schedule 4.17 of the MC Disclosure Letter. Each of MC and PN agrees to indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or its affiliates.

                 Section 5.11 Publicity. The initial press release with respect to the execution of this Agreement shall be a joint press release acceptable to MC and PN. Thereafter, so long as this Agreement is in effect, neither PN, MC nor any of their respective affiliates shall issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or the other transactions contemplated hereby without the prior consultation of the other party, except as may be required by law or by the rules of Nasdaq.

                 Section 5.12 Notification of Certain Matters. PN shall give prompt notice to MC and MC shall give prompt notice to PN of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and
(ii) any failure of PN or MC, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect, provided, however, that the delivery of any notice pursuant to this Section 5.12 (a) is not required until an executive officer of PN or MC, as the case may be, has actual knowledge of the circumstance requiring such notice and (b) shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

                 Section 5.13 Directors' and Officers' Insurance and Indemnification.

                          (a)     From and after the Effective Time, MC shall,
or shall cause the Surviving Corporation, to the fullest extent permitted under applicable law, PN's Certificate of Incorporation, By-Laws or indemnification agreements in effect on the date hereof, including provisions relating to advancement of expenses incurred in the defense of any action or suit, to indemnify, defend and hold harmless all persons who are now, or have been at any time prior to the date hereof, or who become prior to the Effective Time, an officer, director, employee or agent of PN or any of its Subsidiaries, or who are or were serving at the request of PN or any of its Subsidiaries as a director, officer, employee or agent of another corporation, partnership, trust, limited liability company or other business enterprise (each, an "Indemnified Party"), against all losses, claims, damages, liabilities, costs and expenses (including attorney's fees and expenses) judgments, fines, losses, and amounts paid in settlement in connection with any actual or threatened action, suit, claim, proceeding or investigation (each a "Claim") to the extent that any such Claim is based on, or arises out of, (i) the fact that such person is or was a director, officer, employee or agent of PN or any of its Subsidiaries; or (ii) this Agreement, or any of the transactions contemplated hereby or thereby, in each case to the extent that any such Claim pertains to any matter or fact arising, existing, or occurring prior to or at the Effective Time, regardless of whether such Claim is asserted or claimed prior to, at or after the Effective Time. Without limiting the foregoing, in the event that any Claim is brought against an Indemnified Party (whether arising before or after the Effective Time), the Indemnified Party may retain counsel satisfactory to it, and MC (or prior to the Effective Time, PN) shall advance the fees and expenses of such counsel for the Indemnified Party in accordance with the applicable indemnification provision of the PN Certificate of Incorporation, PN Bylaws and any applicable indemnification agreements.

                          (b)     MC and PN agree that the Surviving
Corporation's Certificate of Incorporation shall contain provisions no less favorable with respect to rights to indemnification and limitations on liability than those provided in PN's Certificate of Incorporation and By-Laws as in effect as of the date hereof, for a period of six (6) years from the Effective Time to the extent such rights are consistent with the DGCL; provided, that, in the event any claim or claims are asserted or made within such six (6) year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims; provided further, that any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under applicable law, MC's Certificate of Incorporation or By-Laws or such agreements, as the case may be, shall be made by independent legal counsel selected by MC and reasonably acceptable to the Indemnified Party and; provided further, that nothing in this Section 5.13 shall impair any rights or obligations of any present or former directors or officers of PN.

                          (c)     In the event the Surviving Corporation or any
of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary to effectuate the purposes of this Section 5.13, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall succeed to the obligations set forth in this Section 5.13 and none of the actions described in clauses (i) or (ii) shall be taken until such provision is made.

                          (d)     MC or the Surviving Corporation shall use
reasonable best efforts to maintain PN's existing officers' and directors' liability insurance policy ("D&O Insurance") for a period of not less than six
(6) years after the Effective Date; provided, (i) that MC may substitute therefor policies of substantially similar coverage containing terms no less advantageous to such former directors or officers; and (ii) if the existing D&O Insurance expires or is canceled during such period, MC or the Surviving Corporation will use its reasonable best efforts to obtain substantially similar D&O Insurance to the extent available.

                 Section 5.14 Expenses. Except as otherwise provided in the penultimate sentence of Section 5.6(c) and in Section 7.2, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, except that the filing fee for the Proxy Statement or Registration Statement shall be borne by MC, and all expenses incurred in connection with the printing and mailing of the Proxy Statement and prospectus included in the Registration Statement shall be borne one-half by PN and one-half by MC. The payment of costs and expenses by MC or PN shall not reduce any consideration paid in the Merger. Notwithstanding the foregoing, the costs and expenses incurred in connection with the PN Option Agreement and the MC Voting Agreement will be paid in accordance with the terms of such Agreements.

                 Section 5.15 Further Assurances. Each party hereto shall take all such actions and execute all such documents and instruments that are reasonably requested by the other party to carry out the intent of the parties under this Agreement, and in particular, subject to MC's repayment of PN's indebtedness under that certain Second Amended and Restated Credit Agreement dated as of June 14, 1996, as amended (the "PN Credit Agreement"), PN shall take all such actions necessary to obtain the release, or assignment to MC's lenders, of all liens in favor of First National Bank of Chicago and any other required Lenders (as defined in the PN Credit Agreement) immediately prior to or concurrently with the Effective Time, including executing and delivering for filing appropriate UCC-3 statements and other necessary documents for release or assignment of such liens.


                                   ARTICLE VI

                                   CONDITIONS

                 Section 6.1 Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions:

                          (a)     Stockholder Approval.  This Merger Proposal
and, in the case of MC, the Amendment Proposal, shall have been approved and adopted by the requisite vote of the holders of capital stock of MC and PN in accordance with the DGCL and the respective Certificates of Incorporation and By-Laws of MC and PN;

                          (b)     Statutes; Consents.  No statute, rule, order,
decree or regulation shall have been enacted or promulgated by any Government Entity preventing the consummation of the Merger, and all orders and approvals from Governmental Entities required for the consummation of the Merger shall have been obtained and shall be in effect at the Effective Time, except where the failure to have obtained any such order or approval would not have a

Material Adverse Effect on the Surviving Corporation and its Subsidiaries, taken as a whole, after the Effective Time;

                          (c)     Injunctions.  There shall be no order or
injunction of a foreign or United States federal or state court or other governmental authority of competent jurisdiction in effect precluding, restraining, enjoining or prohibiting consummation of the Merger;

                          (d)     Regulatory Approval.  A Final Regulatory
Order permitting the Merger to be consummated shall have been received from the FCC (or at the election of the parties hereto, approval shall have been received from the FCC), and Regulatory Orders permitting the Merger to be consummated shall have been received from any requisite State Authorities. "Regulatory Order" shall mean an action taken or order issued by the FCC or a State Authority with respect to the PN Licenses as to which (i) no request for stay by the FCC or a State Authority of the action or order is pending, no such stay is in effect, and, if any deadline for filing any such request is designated by statute or regulation, it has passed; and (ii) with respect to an action taken or order issued by the FCC or a State Authority granting consent to the Merger, such consent shall be without material adverse conditions, other than conditions that have been agreed to by PN and MC or that are routine conditions with respect to transfers of this nature. A "Final Regulatory Order" shall mean a Regulatory Order as to which (i) no petition for rehearing or reconsideration of the action or order is pending before the FCC and the time for filing any such petition has passed; and (ii) the FCC does not have the action or order under reconsideration on its own motion and the time for such reconsideration has passed;

                          (e)     HSR Act.  The expiration or early termination
of any waiting period under the HSR Act shall have occurred; and

                          (f)     Registration Statement.  The Registration
Statement shall have been declared effective and no stop order with respect thereto shall be in effect at the Effective Time; and

                 Section 6.2 Conditions to Obligations of PN to Effect the Merger. The obligation of PN to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following additional conditions:

                          (a)     MC shall have performed and complied in all
material respects with all obligations and agreements required to be performed and complied with by it under this Agreement at or prior to the Effective Time;

                          (b)     The representations and warranties of MC
contained in this Agreement shall have been true and correct in all material respects at the time when made, and (except for representations made as of a certain date) shall be deemed made again on the Closing Date and shall be true and correct in all material respects as of such date, except for changes specifically permitted by this Agreement;

                          (c)     Except for the transactions contemplated by
this Agreement, and except for matters which affect generally the economy or the industry in which MC and its Subsidiaries are engaged, as of the Closing Date, there shall not have occurred any change in the business, properties, assets, liabilities, financial condition, cash flows, operations, licenses, franchises or results of operations of MC or its Subsidiaries that has had a Material Adverse Effect on MC and its Subsidiaries, taken as a whole;

                          (d)     PN shall have received a certificate from MC,
signed on behalf of MC by the Chief Executive Officer and Chief Financial Officer of MC, dated the Closing Date, to the effect that the conditions set forth in paragraphs (a), (b) and (c) above have been satisfied;

                          (e)     PN shall have received the opinion of Wilmer,
Cutler & Pickering, dated the Closing Date and in a form reasonably acceptable to PN, to the effect that MC Shares to be issued in the Merger have been duly authorized, and when issued in accordance with this Agreement will be validly issued and fully paid and nonassessable and no holder of any MC Shares outstanding as of such date has any preemptive or other rights to subscribe for MC Shares pursuant to the DGCL, the Certificate of Incorporation or pursuant to agreements of MC set forth on a schedule to such opinion, which MC will have certified to such counsel as representing all agreements which contain preemptive rights or rights to subscribe for MC Shares;

                          (f)     The MC Shares to be issued in the Merger
shall have been admitted for quotation on the Nasdaq Stock Market; and

                          (g)     PN shall have received a written opinion from
Vinson & Elkins L.L.P. (based on certain factual representations received from MC and PN, as reasonably requested by such firm) to the effect that the Merger will be treated as a tax-free reorganization within the meaning of section 368(a) of the Code.

                 Section 6.3 Conditions to Obligations of MC to Effect the Merger. The obligation of MC to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following additional conditions:

                          (a)     PN shall have performed or complied in all
material respects with all obligations and agreements required to be performed or complied with by it under this Agreement at or prior to the Effective Time;

                          (b)     The representations and warranties of PN
contained in this Agreement and the PN Option Agreement shall have been true and correct in all material respects at the time when made, and (except for representations made as of a certain date) shall be deemed made again on the Closing Date and shall be true and correct in all material respects as of such date, except for changes specifically permitted by this Agreement;

                          (c)     Except for the transactions contemplated by
this Agreement and the PN Option Agreement, and except for matters which affect generally the economy or the industry in which PN and its Subsidiaries are engaged, as of the Closing Date, there shall not have occurred any change in business, properties, assets, liabilities, financial condition, cash flows, operations, licenses, franchises or results of operations of PN or its Subsidiaries that has had a Material Adverse Effect on PN and its Subsidiaries, taken as a whole;

                          (d)     MC shall have received a certificate from PN,
signed on behalf of PN by the Chief Executive Officer and Chief Financial Officer of PN, dated the Closing Date, to the effect that the conditions set forth in paragraph (a), (b) and (c) above have been satisfied;

                          (e)     PN shall have delivered to MC audited
consolidated financial statements for the fiscal period beginning January 1, 1997 and ended September 30, 1997. PN shall have delivered monthly financial statements for each calendar month after September 30, 1997, certified as true and correct by the Chief Financial Officer of PN and, for months including and after November 1997, SAS 71 review procedures with respect to such monthly statements shall have been performed by Ernst & Young, and PN shall have afforded MC the opportunity to perform such investigations as MC reasonably deems necessary to confirm whether PN's calculation of Annualized Cash Flow (as defined in Annex B) or Relevant Net Liabilities (as defined in Annex B) are correct. PN shall have represented, as of the Closing Date, that the foregoing financial statements described in the previous sentence were prepared from, and are in accordance with, the books and records of PN and its consolidated Subsidiaries, comply in all material respects with applicable accounting requirements, shall have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and present fairly the consolidated financial position and the consolidated results of operations and cash flows of PN and its consolidated Subsidiaries as at the dates thereof or for the periods presented therein. In the event of a dispute regarding the correct amount of Annualized Cash Flow or Relevant Net Liabilities, the parties shall submit the matter to the Washington office of KPMG Peat Marwick which shall determine the correct amount within ten (10) business days and whose conclusions shall be binding on the parties;

                          (f)     (i) The settlement of the Plaintiffs'
Litigation shall not have been modified in any material respect, (ii) such settlement shall have been approved by final order of all courts having jurisdiction thereof and (iii) the time for any appeals of such orders shall have expired, or any appeals thereof that have been or may be taken could not reasonably result in a Material Adverse Effect to ProNet and its Subsidiaries, taken as a whole. Plaintiffs representing no more than 90,000 PN Shares shall have opted out of the Plaintiffs' Settlement.

                          (g)     The settlement of the Lehman Brothers, Inc.
v. ProNet Inc., No. 97-602688 (N.Y. Sup. Ct.) shall have been consummated in accordance with the terms of the letter dated July 15, 1997 from Fletcher L. Yarbrough to Charles W. Schwartz.

                          (h)     Annualized Cash Flow shall be at least 80% of
Target Cash Flow (as defined in Annex B) for the Measurement Date (as defined in Annex B) prior to the Closing Date; and

                          (i)     MC shall have received a written opinion from
Wilmer, Cutler & Pickering (based on certain factual representations received from MC and PN, as reasonably requested by such firm) to the effect that the Merger will be treated as a tax-free reorganization within the meaning of section 368(a) of the Code.


                                  ARTICLE VII

                                  TERMINATION

                 Section 7.1 Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after stockholder approval thereof:

                          (a)     By the mutual written consent of MC and PN.

                          (b)     By either PN or MC:

                                  (i)      If (A) MC shall not have received
                 requisite approval from its lenders of the Merger as described in Schedule 4.6 by August 22, 1997;

                                  (ii)     any Governmental Entity shall have
                 issued an order, decree or ruling or taken any other action (which order, decree or other action in the parties hereto shall use their reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; or

                                  (iii)    If the Merger shall not have
                 occurred by March 31, 1998, provided, that notwithstanding the foregoing, the right to terminate this Agreement under this
                 Section 7.1(b)(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement in any material respect has been the proximate cause of or resulted in the failure of the Merger to occur on or before March 31, 1998.

                          (c)     By PN:

                                  (i) if (A) there has been a breach by MC of any representation or warranty contained in this Agreement which would have or would be reasonably likely to have a Material Adverse Effect on MC and its Subsidiaries, taken as a whole, or (B) MC or any of its subsidiaries shall have failed to perform and comply in any material respect with the obligations and agreements required to be performed and complied with by it under this Agreement or the PN Option Agreement, which failure to perform, if curable, shall not have been cured prior to the expiration of thirty (30) days following notice of such failure;

                                  (ii)     if the Merger Proposal or the
                 Amendment Proposal shall not have been approved and adopted by the requisite vote of the holders of capital stock of MC in accordance with the DGCL and the Certificate of Incorporation and By-Laws of MC at a Meeting held for that purpose (including any adjournment thereof); or

                                  (iii)    if, (A) pursuant to a determination
                 in accordance with Section 5.9(f), the Board of Directors of PN shall have resolved to accept a PN Acquisition Proposal,
                 (B) PN pays MC a termination fee equal to Four Million Dollars ($4,000,000), and (C) PN shall otherwise be in compliance with its obligations under Section 5.9.

                          (d)     By MC:

                                  (i)      if  (A) there has been a breach by
                 PN of any representation or warranty contained in this Agreement which would have or would be reasonably likely to have a Material Adverse Effect on PN and its Subsidiaries, taken as a whole, or (B) PN or any of its Subsidiaries shall have failed to perform and comply in any material respect with the obligations and agreements required to be performed and complied with by it under this Agreement which failure to perform, if curable, shall not have been cured prior to the expiration of thirty (30) days following notice of each failure;

                                  (ii)     if the Merger Proposal shall not
                 have been approved and adopted by the requisite vote of the holders of capital stock of PN in accordance with the DGCL and the Certificate of Incorporation and By-Laws of PN at a Meeting held for that purpose (including any adjournment thereof); or

                                  (iii)    if the Board of Directors of PN
                 shall have (A) withdrawn or modified or changed, in any manner adverse to MC, its approval or recommendation of this Agreement or the Merger or (B) shall have failed to recommend against a PN Acquisition Proposal involving a tender offer or failed to reject any other PN Acquisition Proposal within ten business days after receipt by the Board of Directors of PN of such proposal or PN shall have executed an agreement in principle (or similar agreement) or definitive agreement relating to an PN Acquisition Proposal (or the Board of Directors of PN resolves to do any of the foregoing).

                                  (iv)     Annualized Cash Flow determined as
                 of any two Measurement Dates shall be less than 80% of Target Cash Flow for such Measurement Dates.

                 Section 7.2 Termination Fee. (a) If this Agreement is terminated by PN pursuant to Section 7.1(c)(ii), then MC will immediately pay to PN a termination fee equal to Four Million Dollars $4,000,000 in cash.

                          (b)     If this Agreement is terminated by PN pursuant
to Section 7.1(c)(iii), or by MC pursuant to Section 7.1(d)(ii) or (d)(iii), then PN will immediately pay to MC a termination fee equal to Four Million Dollars ($4,000,000) in cash.

                          (c)     The agreement contained in Section 7.2 is an
integral part of the transactions contemplated by this Agreement and constitutes liquidated damages in the event of a termination under the Sections specified herein and not a penalty.

                 Section 7.3 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement (except for the provisions of Sections 5.14 and 7.2, which shall survive such termination) shall forthwith become null and void and, subject to the provisions of Section 7.2, there shall be no liability on the part of MC or PN except for misrepresentation or material breach of this Agreement, and nothing herein shall prejudice the ability of the non-breaching party to seek damages from the other party for any breach of this Agreement, including without limitation attorneys' fees and the right to pursue any remedy at law or in equity.


                                  ARTICLE VIII

                                 MISCELLANEOUS

                 Section 8.1 Amendment. This Agreement may be amended by the parties hereto, by action taken by their respective Boards of Directors, at any time before or after approval of matters presented in connection with Merger by the stockholders of MC and PN, but after any such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                 Section 8.2 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time.

                 Section 8.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon (x) personal delivery, (y) electronic confirmation of delivery by telecopy or telegraph, or
(z) the next business day following being sent by an overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                          (a)     If to MC to:

                                  6677 Richmond Highway
                                  Alexandria, VA  22306
                                  Attention:  Chief Financial Officer
                                  Telecopy No.:  (703) 768-9625

                                  with a copy (which shall not constitute
                                  notice) to:

                                  Wilmer, Cutler & Pickering
                                  2445 M Street, N.W.
                                  Washington, D.C.  20037
                                  Attention: George P. Stamas and Thomas W.
                                  White
                                  Telecopy No.:  (202) 663-6363

                                  and

                          (b)     if to PN, to:

                                  3640 LBJ Freeway
                                  Dallas, Texas  75240
                                  Attention:  Chief Executive Officer
                                              General Counsel
                                  Telecopy No.:  (972) 774-0651
                                  with a copy (which shall not constitute
                                  notice) to:

                                  Vinson & Elkins, L.L.P.
                                  Attention: Jeffrey A. Chapman and Mark Early 2001 Ross Avenue
                                  Suite 3700
                                  Dallas, Texas  75201
                                  Telecopy No.:  (214) 220-7716

                 Section 8.4 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                 Section 8.5 Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." As used in this Agreement, the term "affiliate(s)" shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

                 Section 8.6 Counterparts. This Agreement may be executed in two or more counterparts, all of which have been considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

                 Section 8.7  Entire Agreement; Third Party Beneficiaries.
This Agreement, the PN Disclosure Letter, the MC Disclosure Letter, the PN Option Agreement, the MC Voting Agreement and the Confidentiality Agreement:
(a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, except that Section
2.4 and Section 5.13 shall confer on the third parties contemplated thereby the benefits thereof.

                 Section 8.8 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

                 Section 8.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

                 Section 8.10 Further Assurances. The parties agree to execute such further instruments and documents as shall reasonably be necessary to carry out the transactions contemplated by this Agreement, including, without limitation, to file any notices, or to obtain any consents appropriate to carry out the transactions contemplated by this Agreement.

                 IN WITNESS WHEREOF, MC and PN have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.


                                      METROCALL, INC.


                                      By:    /s/ William L. Collins, III
                                          -------------------------------------
                                           Name:  William L. Collins, III
                                           Title: Chief Executive Officer
                                                  and President



                                      PRONET INC.


                                      By:    /s/  Jackie R. Kimzey
                                          -------------------------------------
                                           Name:  Jackie R. Kimzey
                                           Title: Chairman & CEO

                                    ANNEX A

                     Directors Of The Surviving Corporation

Term Expiring in 1998

Ronald V. Aprahamian
Ryal R. Poppa
Elliott H. Singer
Max D. Hopper

Terms Expiring in 1999

Harry L. Brock, Jr.
Richard M. Johnston, Chairman of the Board
Ray D. Russenberger
Jackie R. Kimzey

Term Expiring in 2000

Suzanne S. Brock
William L. Collins, III
Francis A. Martin, III
Edward E. Jungerman

Designated by Series A Preferred Stock

Michael Greene
Royce Yudkoff

                                    ANNEX B

                          Conversion Ratio Adjustments

                      The Conversion Ratio represents a basic conversion ratio of .90 MC Shares for each PN Share. Based on 13,673,765 PN Shares outstanding or issuable pursuant to existing agreements (other than employee stock options), the Merger Consideration would consist of 12,306,388 MC Shares. The Conversion Ratio is subject to adjustment if certain liabilities of PN exceed certain targets, if operating cash flow (earnings before interest, taxes, depreciation and amortization) is less or more than certain targets, and if new pager inventory falls below certain targets. The Conversion Ratio shall be determined in accordance with the following formulas which adjust the number of MC Shares representing the Merger Consideration and therefore the Conversion
Ratio:

CONVERSION RATIO =  ADJUSTED MC MERGER SHARES / 13,673,765

                    ADJUSTED MC MERGER SHARES = 12,306,388
                                      - LIABILITY ADJUSTMENT
                                      - NEGATIVE CASH FLOW ADJUSTMENT
                                               (IF GREATER THAN ZERO)
                                      + POSITIVE CASH FLOW ADJUSTMENT
                                               (IF GREATER THAN ZERO)
                                      - NEW PAGER INVENTORY ADJUSTMENT

                    LIABILITY ADJUSTMENT =
                         (RELEVANT NET LIABILITIES - TARGET NET LIABILITIES)
                                      (IF GREATER THAN ZERO)
                                              / $4.875


                    NEGATIVE CASH FLOW ADJUSTMENT =
                         ([.9 * TARGET CASH FLOW] - ANNUALIZED CASH FLOW)
                                      (IF GREATER THAN ZERO)
                                              *   8.00
                                              / $4.875

                    POSITIVE CASH FLOW ADJUSTMENT =
                         (ANNUALIZED CASH FLOW - [1.1 * TARGET CASH FLOW])
                                      (IF GREATER THAN ZERO)
                                              *   8.00
                                              /  $4.875

                    NEW PAGER INVENTORY ADJUSTMENT =
                         (NEW PAGER INVENTORY SHORTFALL * $50.00)
                                              /  $4.875

THE CONVERSION RATIO AS ADJUSTED SHALL BE EXPRESSED TO THE FOURTH DECIMAL
PLACE.

Definitions:

                      For purposes of this Annex C, the following terms shall have the meanings set forth below. Capitalized terms not otherwise defined will have the meanings given such terms in the Merger Agreement.

                      "Annualized Cash Flow" shall mean for the period beginning July 1, 1997, and ending on a Measurement Date: (i) the sum of (A) "Consolidated Cash Flow" of PN, as such term is defined in the Indenture (including the other defined terms incorporated therein) plus, in each case to the extent included, (1) costs associated with employee terminations not to exceed $239,000 (to the extent included in expenses in calculating Annualized Cash Flow); (2) verified costs of deconstructing PN's nationwide network, not to exceed $2,500 per site, and (3) if approved by MC, expenditures generating a future benefit for the Surviving Corporation, (ii) divided by the number of months in such period and (iii) multiplied by 12.

                     "Measurement Date" shall mean the last day of each calendar month prior to the Closing.

                     "Target Cash Flow" shall mean for each Measurement Date, the amount specified below:

-----------------------------------------------------------------------------------------------------
   MEASUREMENT DATE            MONTHS IN ANNUALIZATION OF CASH        TARGET ANNUALIZED CASH FLOW
                                             FLOW                              (MILLIONS)
-----------------------------------------------------------------------------------------------------
       9/30/97                                 3                                 $31.200
-----------------------------------------------------------------------------------------------------
       10/31/97                                4                                 $31.350
-----------------------------------------------------------------------------------------------------
       11/30/97                                5                                 $31.488
-----------------------------------------------------------------------------------------------------
       12/31/97                                6                                 $31.600
-----------------------------------------------------------------------------------------------------
       1/31/98                                 7                                 $31.714
-----------------------------------------------------------------------------------------------------
       2/28/98                                 8                                 $31.830
-----------------------------------------------------------------------------------------------------


                      "Relevant Net Liabilities" means at a Measurement Date, the sum of (i) all "Debt" of PN, as such term is defined in the Indenture (including the other defined terms incorporated therein and excluding the "Deferred Settlement Costs"), plus (ii) the amount, if greater than zero, by which consolidated current liabilities of PN exceed consolidated current assets of PN; or minus (iii) the amount, if greater than zero, by which consolidated current assets of PN exceeds consolidated current liabilities of PN; provided, however, if PN achieves at least 100% of its Target Cash Flow for a Measurement Date and upon the consent of MC, which shall not be unreasonably withheld, the consolidated current liabilities of PN shall not include the accounts payable by PN incurred in connection with PN's agreement with the State of Texas.

                      "Deferred Settlement Costs" means the accounting accrual of the value of the 1 million PN Shares to be issued in conjunction with the Plaintiffs' Settlement.

                      "Target Net Liabilities" means for any Measurement Date, the amounts set forth below:

                                   -------------------------------------------------------------------
                                        MEASUREMENT DATE                  TARGET NET LIABILITIES
                                                                                (MILLIONS)
                                   -------------------------------------------------------------------
                                            10/31/97                              $183.2
                                   -------------------------------------------------------------------
                                            11/30/97                              $184.2
                                   -------------------------------------------------------------------
                                            12/31/97                              $185.2
                                   -------------------------------------------------------------------
                                             1/31/98                              $185.2
                                   -------------------------------------------------------------------
                                             2/28/98                              $185.2
                                   -------------------------------------------------------------------

                      "New Pager Inventory Shortfall" means, at a Measurement Date, if PN has less than 50,000 new pagers in inventory (45,000 of which must be Motorola pagers), the greater of (i) the number of all new pagers in inventory below 50,000 or (ii) the number of Motorola pagers below 45,000.